Exhibit 10.1
PREFERRED STOCK PURCHASE AGREEMENT
AMONG
FIRSTENERGY CORP.
AND
INVESTORS
Dated as of January 22, 2018

ARTICLE I.	DEFINITIONS 2

1.1	Definitions 2

1.2	Construction 8

ARTICLE II.	PRIVATE PLACEMENT 9

2.1	The Private Placement 9

2.2	Funding 9

2.3	Closing 9

2.4	Reallocation Private Placement Shares 9

2.5	Restrictions on Transferability of Preferred Stock 10

ARTICLE III.REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10

3.1	Organization and Qualification 10

3.2	Capitalization 10

3.3	Authorization, Execution and Delivery 11

3.4	No Conflict 12

3.5	Consents and Approvals 12

3.6	Issuance; Valid Issuance 12

3.7	Investment Company Act 12

3.8	Compliance with SEC Filings 12

3.9	Financial Statements 13

3.10	No Undisclosed Liabilities 13

3.11	Absence of Certain Changes or Events 14

3.12	Litigation and Regulatory Proceedings 14

3.13	Compliance with Law 14

3.14	No Broker’s Fees 15

ARTICLE IV.REPRESENTATIONS AND WARRANTIES OF THE INVESTORS	15

4.1	Organization, Authority, Execution and Delivery 15

4.2	No Conflict 15

4.3	Consents and Approvals 15

4.4	No Registration 16

4.5	Purchasing Intent 16

4.6	Sophistication; Investigation 16

4.7	No Broker’s Fees 17

4.8	Current Ownership 17

ARTICLE V.	ADDITIONAL COVENANTS 17

5.1	Access to Information; Confidentiality 17

5.2	Blue Sky 19

5.3	Legends 19

5.4	Restricted Investor Standstill 20

5.5	Restructuring Working Group 23

5.6	Material Non-Public Information 25

5.7	Use of Proceeds 26

5.8	HSR Cooperation 26

5.9	Certain Tax Matters 26

ARTICLE VI.	REGISTRATION RIGHTS 27

6.1	Shelf Registration Statement 27

6.2	Shelf Takedown 28

6.3	Required Suspension Period 30

6.4	Registration Procedures 30

6.5	Required Information 32

6.6	Confidentiality 32

6.7	Expenses 32

6.8	Indemnification with Regard to Certain Securities Law Matters 33

ARTICLE VII.	GENERAL PROVISIONS 36

7.1	Notices 36

7.2	Assignment; Third Party Beneficiaries 37

7.3	Prior Negotiations; Entire Agreement 37

7.4	Governing Law; Venue 38

7.5	Counterparts 38

7.6	Waivers and Amendments 38

7.7	Headings 39

7.8	Specific Performance 39

7.9	Relationship Among Parties 39

7.10	Tax Forms 39

7.11	Limitations Regarding the Limited Representations 40

SCHEDULES AND EXHIBITS

Schedule A	List of Elliott Investors and Notice Addresses

Schedule B	List of Non-Elliott Investors and Notice Addresses

Schedule C	List of Standstill Subsidiaries

Schedule 2.4	Reallocation Allocation Schedule

Exhibit A	Form of Amendment to the Amended Articles of Incorporation of the Company

Exhibit B	Form of Company Counsel Opinion

PREFERRED STOCK PURCHASE AGREEMENT
THIS PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 22, 2018, is made by and among FirstEnergy Corp., an Ohio corporation (the “Company”), on the one hand, and Elliott Associates, L.P., a Delaware limited partnership, Elliott International, L.P., a Cayman Islands limited partnership, Elliott International Capital Advisors Inc., a Delaware corporation, and Permian Investments S.à.r.l, a Luxembourg private limited liability company (each, an “Elliott Investor,” and together, “Elliott”), and the entities listed on Schedule B attached hereto (each, a “Non-Elliott Investor,” and together with Elliott, the “Investors”), on the other hand. The Company and the Investors are referred to herein, individually, as a “Party,” and, collectively, as the “Parties.” Capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings given to them in Section 1.1 hereof.
RECITALS
WHEREAS, the Board of Directors of the Company (the “Board”) has deemed it advisable and has authorized the issuance and sale of 1,616,000 shares of the Company’s Series A Convertible Preferred Stock, with a par value of $100 per share (the “Series A Preferred Stock”), to the Investors (each such Investor to receive the number of shares of Series A Preferred Stock set forth across from such Investor’s name in Schedule A or Schedule B hereto) (the “Private Placement Shares,” including shares of the Series A Preferred Stock that may be reallocated in the amounts and at the times further described herein (such shares subject to reallocation, the “Reallocation Private Placement Shares”));
WHEREAS, subject to the terms and conditions contained in this Agreement, the Company has agreed to issue and sell, and the Investors have agreed to purchase, the Private Placement Shares, upon the terms and conditions set forth herein. The rights, preferences and privileges of the Private Placement Shares, including the terms upon which such Private Placement Shares may be converted into shares of common stock, par value $0.10 per share, of the Company (the “Common Stock”), are set forth in the form of Amendment to the Amended Articles of Incorporation of the Company attached hereto as Exhibit A (the “Preferred Stock Amendment”); and
WHEREAS, concurrently with the consummation of the Closing (as defined below), the Company is consummating the transactions contemplated by the Common Stock Purchase Agreement (as defined below);
NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company and the Investors hereby agree as follows:

ARTICLE I

DEFINITIONS
Section 1.1    Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement, the following terms shall have the respective meanings specified below:
“AES” has the meaning set forth in Section 5.4(a).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person. “Affiliated” has a correlative meaning.
“Agreement” has the meaning set forth in the Preamble.
“Articles of Incorporation” means the Amended Articles of Incorporation of the Company, as amended, as in effect on the date hereof.
“Authorized Preferred Stock” has the meaning set forth in Section 3.2(a).
“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as it may be amended from time to time.
“Basket Investments” has the meaning set forth in Section 5.4.
“Beneficial Ownership” means, with respect to any security, (a) record ownership of such security, or (b) beneficial ownership of such security as defined under Rule 13d-3 under the Exchange Act, provided that such beneficial ownership shall further be deemed to include any shares or other units of such security as to which (i) such Person has a right to acquire record ownership or beneficial ownership at any time in the future, whether such right is exercisable immediately, only after the passage of time or only upon the satisfaction of certain conditions precedent, and (ii) any shares or units of such security that are referenced in any total return swap contracts or similar financial instruments or transactions, whether or not cash-settled, that are owned of record or beneficially by such Person. “Beneficially Own,” “Beneficially Owns,” “Beneficially Owned,” “Beneficially Owning” and “Beneficial Owner” shall have correlative meanings.
“Board” has the meaning set forth in the Recitals.
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.
“Chapter 11” means Chapter 11 of the Bankruptcy Code.
“Closing” has the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.
“Code of Regulations” means the Amended Code of Regulations of the Company, as amended, as in effect on the date hereof.
“Common Stock” has the meaning set forth in the Recitals.
“Common Stock Purchase Agreement” means that certain Common Stock Purchase Agreement, dated as of January 22, 2018, by and among the Company and the investors party thereto, pursuant to which the Company is issuing and selling 30,120,482 shares of Common Stock to such investors for an aggregate purchase price of $850,000,002.04.
“Communication Conditions” has the meaning set forth in Section 5.4(b).
“Company” has the meaning set forth in the Preamble.
“Company Business Representations” has the meaning set forth in Section 7.11.
“Company Investments” has the meaning set forth in Section 5.4(a).
“Company Members” has the meaning set forth in Section 5.5(a).
“Company SEC Documents” has the meaning set forth in Section 3.8(a).
“Confidential Disclosure Letter” means the confidential disclosure letter furnished by the Company contemporaneously with the execution hereof.
“Confidential Information” has the meaning set forth in Section 5.1(a).
“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by Contract or agency or otherwise. “Controlled” has a correlative meaning.
“Cutback Participant” has the meaning set forth in Section 6.2(c)(ii).
“Elliott” has the meaning set forth in the Preamble.
“Elliott Investor” has the meaning set forth in the Preamble.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FES” means FirstEnergy Solutions Corp. and/or First Energy Nuclear Operating Company (together with their respective Subsidiaries).

“Filing Deadline” has the meaning set forth in Section 6.1(a).
“Form S-1 Shelf” has the meaning set forth in Section 6.1(a).
“Form S-3 Shelf” has the meaning set forth in Section 6.1(a).
“GAAP” has the meaning set forth in Section 3.9.
“GIC Investor” means Cheyne Walk Investment Pte. Ltd.
“Governmental Entity” means any federal, state, or local governmental or quasi-governmental instrumentality, agency, board, commission, department, court or tribunal; or any regulatory agency, bureau, commission, or authority.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Investors” has the meaning set forth in the Preamble.
“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.
“Legal Proceedings” means any legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, notices of noncompliance or violations, or proceedings.
“Legend” has the meaning set forth in Section 5.3.
“Lien” means any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien or other restrictions of a similar kind.
“Maximum Offering Size” has the meaning set forth in Section 6.2(c).
“Non-Elliott Investor” has the meaning set forth in the Preamble.
“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.
“Outside RWG Members” shall have the meaning set forth in Section 5.5(a).
“Participation Conditions” shall have the meaning set forth in Section 6.2(b).
“Party” and “Parties” have the meaning set forth in the Preamble.
“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Potential Takedown Participant” has the meaning set forth in Section 6.2(b).
“Preferred Stock Amendment” has the meaning set forth in the Recitals.
“Private Placement” means the purchase by the Investors of the Private Placement Shares for the Purchase Amount on the terms reflected in this Agreement.
“Private Placement Shares” has the meaning set forth in the Recitals.
“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement.
“Public Communications” means any communications by or on behalf of the Company or its Subsidiaries (which shall cease to be deemed to include FES from and after the date on which FES voluntarily files petitions under Chapter 11) in its SEC filings, press releases, earnings calls, analyst calls or on its website, or any other communications by or on behalf of the Company or its Subsidiaries (which shall cease to be deemed to include FES from and after the date on which FES voluntarily files petitions under Chapter 11) that are publicly available, including statements made by officers of the Company to media and news outlets that are publicly disseminated.
“Purchase” has the meaning set forth in Section 5.4(a).
“Purchase Amount” means the aggregate purchase price of $1,616,000,000.00 for the Private Placement Shares.
“Reallocation Date” has the meaning set forth in Section 2.4.
“Reallocation Private Placement Shares” has the meaning set forth in the Recitals, and represents in the aggregate 14,819 Private Placement Shares.
“Registrable Securities” means shares of Common Stock received or receivable upon conversion of the Private Placement Shares; provided, that any such shares shall cease to constitute “Registrable Securities” upon the earliest to occur of (i) the date on which such shares are disposed of pursuant to an effective Registration Statement under the Securities Act or pursuant to Rule 144, (ii) the date on which such shares cease to be outstanding and (iii) the third anniversary of the date hereof.
“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.
“Related Parties” has the meaning set forth in Section 5.5(f).
“Released Matters” has the meaning set forth in Section 5.5(g).

“Remaining Securities” has the meaning set forth in Section 6.2(c)(ii).
“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, limited partners, general partners, management companies, investment managers, shareholders, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.
“Requisite Investors” means the holders of a majority of the Registrable Securities then held by the Investors.
“Restricted Investor” means Elliott, so long as Elliott together with its Affiliates, Beneficially Owns at least 3.00% of the Common Stock, in the aggregate.
“Restructuring Working Group” has the meaning set forth in Section 5.5.
“RWG Confidentiality Agreement” has the meaning set forth in Section 5.5(b).
“RWG Period” means the period commencing on the date hereof and continuing until such termination date that is determined by the Board which shall not, in any event, be before the earliest to occur of (i) June 30, 2020, (ii) the date on which Elliott ceases to Beneficially Own a “net long” position of at least 3.00% of the Common Stock, in the aggregate (it being understood for these purposes that any shares of Common Stock that have been sold short, and any options, derivatives or hedges that have the economic effect of Transferring shares of Common Stock (such as selling cash-settled swaps utilizing Common Stock as the reference security) will be subtracted from such position), (iii) the date on which Elliott breaches any of the provisions of Section 5.4 hereof, (iv) the date on which the Company provides written notice to Elliott, in good faith, of the conclusion to or substantial consummation of any in- or out-of-court process to restructure FES, or (v) the date on which Elliott provides written notice to the Company to terminate the Restructuring Working Group.
“S-1 Shelf Filing Deadline” has the meaning set forth in Section 6.1(a).
“S-3 Shelf Filing Deadline” has the meaning set forth in Section 6.1(a).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Preferred Stock” has the meaning set forth in the Recitals.
“Shelf Period” has the meaning set forth in Section 6.1(b).
“Shelf Registration” means the registration of an offering of Registrable Securities on a Form S-1 Shelf or a Form S-3 Shelf, as applicable, on a delayed or continuous basis under Rule 415 under the Securities Act, pursuant to Section 6.1.
“Shelf Registration Statement” has the meaning set forth in Section 6.1(b).

“Shelf Takedown Notice” has the meaning set forth in Section 6.2(b).
“Shelf Takedown Request” has the meaning set forth in Section 6.2(a).
“Standstill Period” means with respect to any Restricted Investor, the period of time commencing on the date hereof (or, if later, the date on which such Investor first becomes a Restricted Investor), and ending on the later of (i) the one-year anniversary of the date on which such Investor ceased to be a Restricted Investor and (ii) June 30, 2020.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than 50% of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.
“Suspension Period” has the meaning set forth in Section 6.3(a)(v).
“Takedown Requesting Investor” has the meaning set forth in Section 6.2(a).
“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.
“Tax Cuts and Jobs Act” has the meaning set forth in Section 3.9.
“Tax Forms” has the meaning set forth in Section 7.10.
“Transfer” means to voluntarily or involuntarily sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly. “Transfer” used as a noun has a correlative meaning. Notwithstanding the foregoing, each of the following shall be deemed not be a “Transfer” for the purposes of this Agreement: (i) a pledge of or grant of a security interest by a holder in any Private Placement Shares Beneficially Owned by such holder in connection with such holder’s financing activities to any creditor, lender or other person performing similar functions in the ordinary course of such creditor’s, lender’s or other person’s business to which such pledge or grant is made and (ii) the exercise by any pledgee or grantee described in the foregoing clause (i) of its rights to foreclose on or by similar remedy otherwise acquire such shares.
“Transfer Restricted Period” has the meaning set forth in Section 2.5(a).

“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.
“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.
Section 1.2    Construction. In this Agreement, unless the context otherwise requires:
(a)    references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;
(b)    references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;
(c)    words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(d)    the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;
(e)    the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;
(f)    “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;
(g)    references to “day” or “days” are to calendar days;
(h)    references to “the date hereof” means the date of this Agreement;
(i)    unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and
(j)    references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II

PRIVATE PLACEMENT
Section 2.1    The Private Placement. On and subject to the terms and conditions hereof, the Investors agree to purchase, and the Company agrees to issue and sell to the Investors, on the date hereof for the Purchase Amount, the Private Placement Shares (it being understood that certain Reallocation Private Placement Shares may be distributed on the Reallocation Date as contemplated by Section 2.4), free and clear of any Liens or other restrictions on transfer (other than applicable federal and state securities Law restrictions or as set forth herein or in the Preferred Stock Amendment). The offer and sale of the Private Placement Shares purchased by the Investors pursuant to this Agreement will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act.
Section 2.2    Funding. On the date hereof, and subject to the issuance of the Private Placement Shares as contemplated by Section 2.3(b), including any right to receive Reallocation Private Placement Shares as contemplated by Section 2.4, the Investors shall deliver and pay the Purchase Amount by wire transfer of immediately available funds in U.S. dollars into the bank account designated by the Company in satisfaction of the Investors’ obligation to purchase the Private Placement Shares.
Section 2.3    Closing.
(a)    The closing of the Private Placement (the “Closing”) shall take place at the offices of Jones Day, 250 Vesey Street, New York, New York 10281, or such other place as shall be agreed to by the Parties, on the date hereof.
(b)    At the Closing, issuance of the Private Placement Shares will be made by the Company to the Investors or, in the case of the GIC Investor, to its designee, against payment of the Purchase Amount for the Private Placement Shares. In addition, at the Closing the Investors shall have received (i) evidence that the Preferred Stock Amendment has been filed by the Company with the Secretary of State of the State of Ohio and (ii) the opinion of Jones Day, counsel to the Company, in the form set forth in Exhibit B attached hereto. The Closing Private Placement Shares to be delivered pursuant to this Section 2.3(b) shall be represented by physical certificates which shall be delivered to the Investors or, in the case of the GIC Investor, to its designee, immediately following the Closing. Notwithstanding anything to the contrary in this Agreement, all Private Placement Shares deliverable pursuant to this Agreement will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.
Section 2.4    Reallocation Private Placement Shares. On or before April 26, 2018, the Company shall reallocate the Reallocation Private Placement Shares to the Investors as may be required by the allocations determined in accordance with the provisions of Schedule 2.4 (the date on which such reallocation is made, the “Reallocation Date”). The Company shall not receive any incremental consideration in connection with the reallocation of the Reallocation Private Placement Shares. Any dividends declared following the date hereof and prior to the

Reallocation Date with respect to any Reallocation Private Placement Share, irrespective of how such Reallocation Private Placement Share may be reallocated, shall remain with and be for the account of and paid to the Investor who held such Reallocation Private Placement Share at the record date established for such dividend. The Reallocation Private Placement Shares to be delivered pursuant to this Section 2.4 shall be represented by physical certificates, which shall be delivered to the Investors or, in the case of the GIC Investor, to its designee, promptly following the Reallocation Date. On or before April 26, 2018, each Investor whose Private Placement Shares are subject to reallocation pursuant to this Section 2.4 shall (i) return to the Company the stock certificates representing the Private Placement Shares delivered to such Investor on the date hereof and (ii) provide information, instructions or documents reasonably required by the Company’s transfer agent to give effect to the reallocation of the Reallocation Private Placement Shares. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to effect the reallocation of any Reallocation Private Placement Shares until each Investor has complied with its obligations in the preceding sentence.
Section 2.5    Restrictions on Transferability of Preferred Stock.
(a)    Starting from the date hereof and until the date that is six months after the date of this Agreement, no Investor, including Elliott, may Transfer the Private Placement Shares (such period, the “Transfer Restricted Period”) to any other Person except with the prior written consent of the Company in its sole discretion, and, in the case of any such Transfer, subject to compliance with applicable Law. After the date of expiration of the Transfer Restricted Period, each Investor (and any subsequent permitted transferees) may Transfer the Private Placement Shares, subject to compliance with applicable Law.
(b)    In no case will any Transfer of the Private Placement Shares be permitted if such Transfer would result in Elliott ceasing to qualify as a Restricted Investor.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Investors (unless otherwise set forth herein, as of the date hereof) as set forth below.
Section 3.1    Organization and Qualification. The Company has been incorporated and is validly existing as a corporation in good standing under the Laws of the State of Ohio, has the corporate power and authority to own, lease or operate its property and to conduct its business in which it is currently engaged and presently proposes to engage and is qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that any such failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement.

Section 3.2    Capitalization.
(a)    The authorized stock of the Company consists of 700,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $100 par value (“Authorized Preferred Stock”).  As of September 30, 2017, (i) 444,858,003 shares of Common Stock were issued and outstanding, (ii) 48,782 shares of Common Stock were held in treasury, (iii) 1,367,535 shares of Common Stock were issuable upon exercise in respect of each outstanding option to purchase shares of Common Stock granted under any employee, director or similar stock plans of the Company, whether vested or unvested, with a weighted average exercise price of $44.43, (iv) 5,068,923 shares of Common Stock were issuable in respect of settlement of any outstanding awards of restricted share units, phantom shares, restricted stock or similar equity awards with respect to shares of Common Stock and (v) no shares of Authorized Preferred Stock were outstanding.
(b)    Except as contemplated by this Agreement, the Common Stock Purchase Agreement or as disclosed in the Company SEC Documents or with respect to securities issued or issuable under (i) existing equity compensation plans of the Company and (ii) the Company’s Stock Investment Plan, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other contracts relating to the issuance or repurchase of capital stock, or other equity interests of the Company to which the Company is a party, or by which it is bound, obligating the Company to (A) issue, transfer or sell or cause to be issued, transferred or sold, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or contract, or (C) redeem or otherwise acquire any number of such shares of capital stock or other equity interests.
(c)    Except as disclosed in the Company SEC Documents or as contemplated by this Agreement or the Common Stock Purchase Agreement, there are no voting trusts or other contracts to which the Company is a party with respect to voting or registration of the capital stock or other equity interests of the Company.
(d)    The Company or one or more of its direct or indirect Subsidiaries owns the common stock, membership interests or other ownership interests, as applicable, in each of its Subsidiaries free and clear of all Liens, encumbrances and adverse claims, except for such Liens, encumbrances and adverse claims as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement.
Section 3.3    Authorization, Execution and Delivery. The Company has requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Private Placement. The execution and delivery of this Agreement and the consummation of the Private Placement have been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize the Private Placement. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, relating to creditors’ rights generally or equitable considerations.

Section 3.4    No Conflict. Neither the offer and sale of the Private Placement Shares nor the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will result in a violation or default of, or the imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to (a) any provision of applicable Law, (b) the Articles of Incorporation or Code of Regulations, as the case may be, or other organizational documents, each as amended, of the Company or any Subsidiary of the Company, (c) any agreement or other instrument binding upon the Company or any Subsidiary of the Company or (d) any Order any Governmental Entity, agency or court having jurisdiction over the Company or any Subsidiary of the Company or any of their properties, except in the case of clauses (a), (c) and (d) for any such violation, default or Lien that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement.
Section 3.5    Consents and Approvals. No consent, approval, authorization, Order, registration, qualification or filing of or with any Governmental Entity by the Company is required in connection with the transactions contemplated herein, except (a) such as may be required under the Exchange Act, the Securities Act or “Blue Sky” Laws and (b) the filing of the Preferred Stock Amendment with the Secretary of State of the State of Ohio, which shall have been filed as of the Closing.
Section 3.6    Issuance; Valid Issuance. The Private Placement Shares to be issued in connection with the consummation of the Private Placement and pursuant to the terms of this Agreement, and the Common Stock to be issued upon conversion of the Private Placement Shares, will, when issued and delivered on the date hereof (or the applicable date of conversion with respect to any Common Stock issued upon the conversion of the Private Placement Shares) and any time thereafter, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and such Common Stock and Private Placement Shares will be free and clear of all Taxes (except for any Taxes arising as a result of an Investor’s failure to provide a Tax Form in accordance with Section 7.10 establishing a complete exemption from withholding), Liens (other than transfer restrictions imposed hereunder, under the Articles of Incorporation or by applicable Law), preemptive rights, subscription and similar rights. Assuming the accuracy of the representations and warranties of the Investors set forth in Article IV, it is not necessary in connection with the issuance and sale of such Common Stock and Private Placement Shares to the Investors in the manner contemplated by this Agreement to register such Private Placement Shares and Common Stock under the Securities Act.
Section 3.7    Investment Company Act. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 3.8    Compliance with SEC Filings.
(a)    The Company has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 1, 2015 (such documents together with all other forms, documents and reports filed or furnished by the Company with the SEC, including the exhibits thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, Exchange Act and the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents included any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)    The Company maintains (x) systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (y) a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files with the SEC pursuant to the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and such disclosure controls and procedures were effective as of the times indicated in the Company SEC Documents. The Company’s internal control over financial reporting was effective as of the times indicated in the Company SEC Documents and, at such times, the Company was not aware of any material weaknesses in its internal control over financial reporting.
Section 3.9    Financial Statements. The audited consolidated financial statements and unaudited consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents complied as to form in all material respects with the rules and regulations of the SEC then in effect, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to the Company), and were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as otherwise disclosed in the Company SEC Documents or with respect to any changes or recasting of prior periods that may result from, or arise in connection with, (i) Public Law 115-97 (the “Tax Cuts and Jobs Act”) or (ii) any in- or out-of-court process to restructure FES.
Section 3.10    No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s most recent consolidated balance sheets (or stated in the notes thereto) included in the Company SEC Documents or otherwise disclosed in the Confidential Disclosure Letter, (b) for liabilities or obligations that may result from, or in connection with, the Tax Cuts and Jobs Act, and (c) for liabilities and obligations incurred since September 30, 2017 in the ordinary course of business, neither the Company nor any of its Subsidiaries, taken as a whole, has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto) other than those which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement.
Section 3.11    Absence of Certain Changes or Events. Since the date of the Company’s most recent consolidated balance sheet included in the Company SEC Documents, there has not occurred any change, event or development that has, individually or in the aggregate, materially and adversely affected the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement, or would, individually or in the aggregate, reasonably be expected to do so, other than (a) any changes that may result from, or in connection with, the Tax Cuts and Jobs Act, (b) as disclosed in or contemplated by the Company SEC Documents, (c) any changes, events or developments that may result from actions or proceedings of the U.S. Department of Energy or the Federal Energy Regulatory Commission, (d) with respect to the transactions contemplated by the Common Stock Purchase Agreement or (e) as otherwise disclosed in the Confidential Disclosure Letter.
Section 3.12    Litigation and Regulatory Proceedings. Other than (a) as disclosed in the Company SEC Documents, including with respect to any potential restructuring of FES and any potential proceedings arising in connection therewith, or otherwise disclosed in the Confidential Disclosure Letter, (b) with respect to U.S. Department of Energy or Federal Energy Regulatory Commission actions in support of baseload generation or (c) in connection with the Tax Cuts and Jobs Act, there are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened, to which the Company or any Subsidiary of the Company is a party or to which any of the properties of the Company or any Subsidiary of the Company are subject wherein an unfavorable decision, ruling or finding would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement.
Section 3.13    Compliance with Law. The Company and each of its Subsidiaries are, and since January 1, 2015 have been, in compliance with and not in default under or in violation of any Law, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement. Within the past three years, neither the Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as otherwise disclosed in the Confidential Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement.

Section 3.14    No Broker’s Fees. The Company is not a party to any Contract with any Person that would give rise to a valid claim against an Investor for a brokerage commission, finder’s fee or like payment in connection with the Private Placement or the sale of the Private Placement Shares.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
Each Investor hereby represents and warrants to the Company, severally and not jointly (unless otherwise set forth herein, as of the date hereof) as set forth below in Sections 4.1 through Section 4.7; and each Restricted Investor hereby represents and warrants to the Company severally and not jointly (as of the date hereof) as set forth below in Section 4.8(a); and each Non-Elliott Investor hereby represents and warrants to the Company severally and not jointly (as of the date hereof) as set forth in Section 4.8(b).
Section 4.1    Organization, Authority, Execution and Delivery. Such Investor (a) is a legal entity organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization, (b) has the requisite power and authority (corporate or otherwise) to enter into this Agreement, perform its obligations under this Agreement and to consummate the Private Placement (c) has duly authorized the execution and delivery of this Agreement and no other corporate proceedings on the part of such Investor are necessary to authorizing the Private Placement and (d) has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding agreement of such Investor, enforceable against such Investor in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, relating to creditors’ rights generally or equitable considerations.
Section 4.2    No Conflict. The execution and delivery by such Investor of this Agreement, the compliance by such Investor with all of the provisions hereof and the consummation of the transactions contemplated herein (a) will not conflict with, or result in breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Investor is party or is bound or to which any of the property or assets of such Investor are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable organizational documents) of such Investor and (c) will not result in any violation of any Law or Order applicable to such Investor or any of its properties, except in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Investor’s performance of its obligations under this Agreement.
Section 4.3    Consents and Approvals. No consent, approval, authorization, Order, registration, qualification or filing of or with any Governmental Entity having jurisdiction over such Investor or any of its properties is required for the execution and delivery by such Investor of this Agreement, the compliance by such Investor with the provisions hereof and the consummation of the transactions contemplated herein.

Section 4.4    No Registration. Such Investor understands that (a) the Private Placement Shares, as well as the Common Stock into which the Private Placement Shares may be converted, have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto and (b) the foregoing Private Placement Shares, as well as the Common Stock into which the Private Placement Shares may be converted, cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.
Section 4.5    Purchasing Intent. Such Investor is acquiring the Private Placement Shares for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Investor has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws and subject to compliance with the provisions hereof.
Section 4.6    Sophistication; Investigation.
(a)    Such Investor has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Private Placement Shares. Such Investor is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Investor understands and is able to bear any economic risks associated with its investment in the Private Placement Shares (including the necessity of holding such shares for an indefinite period of time and including an entire loss of its investment in the Private Placement Shares and the Common Stock into which the Private Placement Shares may be converted). Except for the representations and warranties expressly set forth in this Agreement, such Investor has independently evaluated the merits and risks of its decision to enter into this Agreement, is consummating the transactions contemplated by this Agreement with a full understanding, based exclusively on its own independent review, of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks, and disclaims reliance on any representations or warranties, either expressed or implied, by or on behalf of the Company.
(b)    Such Investor acknowledges and understands that the Company has not been requested to provide, and has not provided, such Investor with any information or advice with respect to the Private Placement Shares (or the Common Stock into which the Private Placement Shares may be converted), and such information or advice is neither necessary nor desired.
(c)    Such Investor acknowledges and understands that the Company may possess material nonpublic information regarding the Company or its Subsidiaries not known to such Investor that may impact the value of the Private Placement Shares and the Common Stock into which the Private Placement Shares may be converted, and that the Company is not disclosing such information to such Investor. Such Investor understands, based on its experience, the disadvantage to which such Investor is subject due to the disparity of information between the Company and such

Investor. Notwithstanding such disparity, such Investor has deemed it appropriate to enter into this Agreement and to consummate transactions contemplated hereby.
Section 4.7    No Broker’s Fees. Such Investor is not a party to any Contract with any Person that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the Private Placement or the sale of the Private Placement Shares or payment of the Purchase Amount.
Section 4.8    Current Ownership.
(a)    Each Restricted Investor represents and warrants on behalf of itself and all of its Affiliates that, as of the date hereof, such Restricted Investor has informed the Company in a separate writing of any Company Investments Beneficially Owned by such Restricted Investor, except Basket Investments and the Private Placement Shares issued to such Restricted Investor pursuant to this Agreement.
(b)    As of the date hereof, assuming the accuracy of the Company’s representations and warranties in Section 3.2, such Non-Elliott Investor together with any of its Affiliates whose holdings would be aggregated for purposes of Section 13(d) of the Exchange Act (including, with respect to the GIC Investor, the designee of the GIC Investor), do not in the aggregate beneficially own (as such term is used in Section 13(d) of the Exchange Act), 5% or more of the shares of Common Stock of the Company (assuming the conversion of all Private Placement Shares held by such Non-Elliott Investor (including, with respect to the GIC Investor, the designee of the GIC Investor) to shares of Common Stock as of the date hereof).
ARTICLE V

ADDITIONAL COVENANTS
Section 5.1    Access to Information; Confidentiality
(a)    From and after the date hereof until the date that is eighteen months after the date hereof, each Party hereto shall, and shall cause its Representatives to:
(i)    keep confidential and not provide or disclose to any Person (A) the discussions or any draft documents, proposals, strategies or compromises discussed or considered by the Parties hereto in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, in each case occurring prior to the date hereof (the “Confidential Information”), or (B) any information related to any derivatives, options, swaps, forward sales or other transactions entered into by an Investor or any Affiliate of an Investor with respect to any Company Investments that are not otherwise prohibited pursuant to Section 5.4(e) hereof (the “Section 5.4(e) Information”) (except that provision or disclosure of the Confidential Information or the Section 5.4(e) Information may be made to (X) any Affiliate or Representative of such Party who needs to know such information for purposes of this Agreement and who agrees to observe the terms of this Section 5.1 or (Y) any Person that has entered into a confidentiality agreement with the Company with respect to the confidential treatment and non-disclosure of the Confidential Information or the Section 5.4(e) Information (provided that nothing in this Section 5.1 shall be taken as an understanding or commitment by Company to enter into a confidentiality agreement with any Person), (and such Party will remain liable for any breach of such terms by any such Affiliate or Representative) and the provision or disclosure of the Section 5.4(e) Information may be made to any counterparty or agent thereof who needs to know the Section 5.4(e) Information for the purposes of such counterparty’s or agent’s involvement in any derivatives, options, swaps, forward sales or other transactions entered into by an Investor with respect to any Company Investments that are not otherwise prohibited pursuant to Section 5.4(e) hereof); and
(ii)    not use the Confidential Information for any purpose other than in connection with this Agreement or the transactions contemplated hereby.
(b)    Notwithstanding the foregoing, for purposes of this Agreement the term “Confidential Information” or “Section 5.4(e) Information” shall not include documents or information that (i) is now or subsequently becomes generally available to or known by the public (other than as a result of its disclosure in violation of this Section 5.1), (ii) is or becomes available to a Party or its Representatives on a non-confidential basis from a source other than the Company or its respective Representatives, provided that such source is not known to such Party to be subject to confidentiality obligations with respect to such documents or information that would prohibit their disclosure by such source, (iii) is independently derived by or on behalf of a Party or its Representative without the aid, application or use of any Confidential Information of any other Party or any Section 5.4(e) Information, (iv) confirmed or designated in writing by the Parties as documents or information that is not Confidential Information or Section 5.4(e) Information, or that is otherwise authorized to be disclosed, (v) becomes available to a Party or its Representatives through document production or discovery in connection with judicial, legal or administrative process, but subject to any confidentiality restrictions imposed by such process, or (vi) a Party or any Representative thereof is required to disclose pursuant to judicial, legal or administrative process (including but not limited to deposition, interrogatory, request for documents, subpoena and civil investigative demand) or pursuant to applicable Law or applicable securities exchange rules; provided, that, such Party or such Representative shall provide, to the extent reasonably practicable and legally permissible, the other Parties with prompt written notice of such legal compulsion (along with, to the extent applicable, a copy of the request or requirement and proposed disclosure, the circumstances surrounding such request or requirement, the reason that such disclosure is requested or required and the time and place such disclosure is expected to be made) and if requested by any of the other Parties, cooperate with such other requesting Parties to obtain a protective Order or appropriate remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at the other requesting Parties’ sole cost and expense; provided, further, that, in the event that such protective Order or other appropriate remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that in the advice of its counsel (which may include in-house counsel) is legally required to be disclosed and shall exercise all commercially reasonable efforts (at the other requesting Parties’ sole cost and expense) to obtain reliable assurance that confidential treatment will be accorded such disclosed information or documents. The provisions of this Section 5.1 shall not apply to any Representative that, as of the date hereof, is party to a confidentiality or non-disclosure agreement with the Company, for so long as such agreement remains in full force and effect.
(c)    Notwithstanding anything to the contrary, (i) each Party and its Representatives will be permitted to disclose the Confidential Information or any Section 5.4(e) Information or any portion thereof, without notice to the other Parties, upon the routine request of any Governmental Entity having authority to regulate or oversee any aspect of such disclosing Party’s or its Representatives’ business, provided that such Party or its applicable Representatives shall advise the Governmental Entity of the confidential nature of the Confidential Information or the Section 5.4(e) Information and further provided that the other Parties or the transactions contemplated by this Agreement are not the specific target of such request and (ii) nothing in this Section 5.1 shall require the GIC Investor to commence or participate in any litigation.
(d)    Each Party shall bear its own costs or expenses in respect of complying with the terms of, or protecting the confidentiality, or limiting the disclosure of any Confidential Information or any Section 5.4(e) Information, pursuant to the terms of this Section 5.1.
(e)    No portfolio company of any Investor shall receive Confidential Information or any Section 5.4(e) Information without the prior written consent of the Company. The Company agrees that no portfolio company of an Investor shall be deemed to be such Investor’s Representative, unless such portfolio company, including any director, officer or employee of such portfolio company, has actually received Confidential Information or any Section 5.4(e) Information.
(f)    At any time upon the written request of a Party, each other Party will, subject to applicable Law, destroy or return to such requesting Party (at the sole option of such requesting Party), all copies of such requesting Party’s Confidential Information in its possession and in the possession of its Representatives. Notwithstanding the foregoing, (i) any return is subject to applicable Law, regulation, and compliance with bona fide document retention policies, and (ii) nothing shall require the alteration, modification, deletion or destruction of back up tapes or other back up media made in the ordinary course of business; provided that any such Confidential Information retained pursuant to clauses (i) or (ii) shall be kept confidential by the Party or its Representative retaining such Confidential Information.
Section 5.2    Blue Sky. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of the Private Placement Shares to the Investors pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Investors on the date hereof. The Company shall timely make all filings and reports relating to the offer and sale of the Private Placement Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the date hereof. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.2.
Section 5.3    Legends. Each certificate evidencing securities issued hereunder and each certificate issued in exchange for or upon the Transfer of any such securities, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER, OWNERSHIP AND OTHER RESTRICTIONS SET FORTH IN THE PREFERRED STOCK PURCHASE AGREEMENT, DATED JANUARY 22, 2018, BY AND BETWEEN FIRSTENERGY CORP. AND THE INVESTORS PARTY THERETO, AS MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH AND AVAILABLE FROM THE SECRETARY OF THE ISSUER, WITHOUT COST.
FIRSTENERGY CORP. WILL MAIL TO ANY SHAREHOLDER WITHOUT CHARGE, WITHIN FIVE DAYS AFTER RECEIPT OF WRITTEN REQUEST THEREFOR, ADDRESSED TO THE SECRETARY OF THE CORPORATION, 76 SOUTH MAIN STREET, AKRON, OHIO 44308, A COPY OF THE EXPRESS TERMS OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND OF OTHER CLASSES AND SERIES OF SHARES WHICH THE CORPORATION IS AUTHORIZED TO ISSUE.”
In the event that any such securities are uncertificated, such securities shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Company or agent and the term “Legend” shall include such restrictive notation. The Company shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such securities (or the securities register or other appropriate Company records, in the case of uncertified securities), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, with respect to the second paragraph of the Legend upon the expiration of the Transfer Restricted Period and, with respect to the first paragraph of the Legend, when such securities may be sold under Rule 144 of the Securities Act and under this Agreement. The Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.
Section 5.4    Restricted Investor Standstill. For the duration of the applicable Standstill Period, and subject to the terms and conditions set forth herein, each Restricted Investor agrees that it will not, and will not permit any of its Affiliates to, directly or indirectly (including through any of its or its Affiliates’ respective Representatives), acting alone or in concert with others, without the prior written consent of the Company:
(a)    acquire, agree to acquire, propose, offer to acquire, or facilitate the acquisition or ownership of (collectively, “Purchase”), any securities or other indebtedness of the Company or its Subsidiaries, any warrant or option to purchase such securities or other indebtedness, any security convertible into any such securities or other indebtedness, any derivatives or other instruments (whether or not cash settled) that utilize any such securities as a reference price or security, or any other right to acquire such securities or other indebtedness (collectively, “Company Investments”), provided, however, that (i) such Restricted Investor will be permitted to Purchase Common Stock so long as such Restricted Investor together with its Affiliates would Beneficially

Own 9.9% or less of the outstanding Common Stock after giving effect to such acquisition (and for purposes of this proviso, the limitation on Common Stock issuable upon conversion of Series A Preferred Stock set forth in Section 9 of the Preferred Stock Amendment shall be disregarded) and (ii) such Restricted Investor will be permitted to Purchase indebtedness of the Company and its Subsidiaries (except for FES, Allegheny Energy Supply Company, LLC (“AES”) and FES’s and AES’s Subsidiaries). For the avoidance of doubt, “Purchase” as used in this Section 5.4 shall not be deemed to include any sale or other disposition of any nature;
(b)    (i) propose, or announce an intention to propose, a change in the management of the Company or its Subsidiaries or any of their respective boards of directors, or to obtain representation on any of such boards of directors, or solicit, or participate in the solicitation of, any proxies, consents or other votes with respect to any Company Investments, (ii) publicly or privately disparage or otherwise criticize the management of the Company or its Subsidiaries or any members of their respective boards of directors (individually or collectively) or the policies or practices of any of the foregoing to a Person other than the executive officers of the Company; provided that, notwithstanding the foregoing, the Restricted Investor shall be permitted to privately respond to any unsolicited inquiry made by a third party with respect to the Private Placement Shares, the Company, the Restructuring Working Group or FES, so long as, in making any such response, (A) the Restricted Investor does not reference individual members of the management of the Company or its Subsidiaries or any members of their respective boards of directors, (B) the Restricted Investor does not make any statement or implication that is reasonably known by the Restricted Investor to be inconsistent or in conflict with any Public Communication on such subject), and (C) the Restricted Investor provides the Company with prompt notice (and in any case within one Business Day) that it has made such communication (which notice shall identify the Person with whom the Restricted Investor has communicated and a description of the nature of the discussion) (the conditions in clauses (A)-(C), the “Communication Conditions”), (iii) make any request (written or oral), or announcement of an intention to request, that the Company amend, waive or terminate any provision of this Agreement, or its Articles of Incorporation or Code of Regulations (or any equivalent documents or amendments thereto of any of the foregoing), or (iv) demand a copy of the Company’s stockholder list or other books or records;
(c)    make any statement or proposal (written or oral) to any of the Company’s or its Subsidiaries’ boards of directors, individual directors or management of such entities, or make any statement or proposal (written or oral) with respect to, a merger, restructuring, business combination, sale of assets, recapitalization, dividend, share repurchase or liquidation, or any similar or comparable transaction, or that require any such entity to make a public action or statement (written or oral) regarding the possibility of any of the foregoing;
(d)    (i) take any action to oppose any plan of reorganization, plan of liquidation, debtor-in-possession financing arrangements or cash collateral arrangements contemplated by the Company or its Subsidiaries pursuant to any Chapter 11 case that may be filed in respect of any of the Company’s Subsidiaries, or make any statement (written or oral) related thereto, or (ii) otherwise communicate with FES or its advisors, or the creditors of FES or their advisors, in either case with respect to FES, unless, in the case of this clause (ii), the Restricted Investor complies with the Communication Conditions;

(e)    take a net economic short interest in the Common Stock or debt securities of the Company, in each case on an as-converted, as-exercised basis for any securities of or other interests (including any hedging or derivative transactions) in the Company then-held by the Restricted Investor;
(f)    disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing;
(g)    advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Person in connection with any conduct proscribed by the foregoing; or
(h)    form a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any other Person (other than Affiliates).
Notwithstanding the foregoing:
(i)    this Section 5.4 shall be inoperative and of no force and effect if any other Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall (x) enter into an agreement with the Company providing for the acquisition of or (y) make a bona fide offer, through a public announcement, to acquire (in each case, whether by tender offer, exchange offer, merger, acquisition, consolidation, or otherwise) (I) more than 40% of the outstanding voting securities of the Company or (II) assets representing more than 40% of the Company’s reported assets (as determined using the asset value of the most recent balance sheet included in the Company SEC Documents, and for the purposes of this Section 5.4, not including the assets of FES);
(ii)    if the Company enters into, or announces any plans to enter into, any agreement or understanding with respect to the sale or disposition of (x) all or substantially all of the equity or assets of any of the Company’s Subsidiaries listed on Schedule C or (y) a majority of the equity or assets of FirstEnergy Transmission, LLC and its Subsidiaries (taken as a whole), any statements (written or oral) made by a Restricted Investor with respect to such sale or disposition shall not constitute a breach of this Section 5.4 so long as, in making such statements, the Restricted Investor solely refers to such sale or disposition and complies with clause (A) of the Communication Conditions, set out above;
(iii)    nothing in this Section 5.4 shall be understood to prohibit or otherwise limit each Restricted Investor or its Affiliates from (x) trading, directly or indirectly, (I) in Common Stock or indebtedness of the Company as permitted by Section 5.4(a), provided that such trading shall not cause the Restricted Investor to become the Beneficial Owner of more than 9.9% of the outstanding Common Stock and such trading shall comply with the restrictions in Section 5.4(e), or (II) in any index, exchange traded fund, benchmark or other basket of securities which may contain, or otherwise reflect the performance of, any securities of the Company, including but not limited to “XLU” on the NYSE Arca Exchange (such indices, funds, benchmarks or baskets collectively, “Basket Investments”) or (y) engaging in private communications solely with the executive officers of the Company or, subject to compliance with the Communications Conditions, FES; and
(iv)    (x) public responses by the Restricted Investor to any unsolicited public statement or press release by a third party with respect to the Private Placement Shares, the Company, the Restructuring Working Group, FES or any of FES’ respective Subsidiaries that specifically names or references the Restricted Investor or any of its employees, Affiliates or agents will be permitted so long as (I) the Restricted Investor complies with the Communications Conditions and (II) such public response relates only to the Private Placement Shares, the Company, the Restructuring Working Group, FES or any of FES’ respective Subsidiaries or otherwise does not violate clause 5.4(b) or (c) or (d) (or clause 5.4(f) or (g) as relates to the foregoing) and (y) receipt of any unsolicited inquiries or indications of interest relating to the Company or its Subsidiaries by a Restricted Investor or its Affiliates, shall not constitute a breach of the obligations in this Section 5.4; provided that in the case of sub-clause (y), such Restricted Investor shall promptly inform the Company of such inquiries or indications of interest.
Section 5.5    Restructuring Working Group. During the RWG Period, and any such other times as the Company may elect, the Company shall convene a working group (the “Restructuring Working Group”) on a periodic basis (which shall be no less than once every two weeks prior to such time as FES shall become subject of any petition for relief under Chapter 11, and thereafter no less than once per calendar month, unless otherwise agreed by the members of the Restructuring Working Group) to provide advisory services (including recommendations, suggestions and advice) to the management of the Company regarding the restructuring of FES and the Company’s participation in such restructuring (including with respect to restructuring strategies and communications with stakeholders and other related parties). Such meetings may be in-person or telephonic, and the Company shall provide reasonable advance written notice (which may be by email) of such meetings.
(a)    The Restructuring Working Group shall consist of (i) not more than two individuals proposed by Elliott, each of whom will not be employed by Elliott or any of its Affiliates, it being understood and agreed that the initial two individuals shall be C. John Wilder and Anthony R. Horton (the “Outside RWG Members”) and (ii) three individuals designated by the Company (the “Company Members”). The Company and Elliott, upon mutual written agreement, shall have the right to remove any of the Outside RWG Members (provided that Elliott will not unreasonably withhold, condition or delay its agreement in the event that an Outside RWG Member has (x) materially breached its obligations pursuant to the agreement that he or she enters into with the Company in respect of his or her service with the Restructuring Working Group and (y) failed to cure such breach within a reasonable period of time after receipt of written notice from the Company of such breach). In the event that either of the Outside RWG Members is removed, resigns or is unable to serve on the Restructuring Working Group for any reason, Elliott shall have the exclusive right to propose a replacement (with the approval of the Company at the time of proposal). The Company shall have the right to remove any of the Company Members in its sole discretion and, upon such removal, or in the event that any of the Company Members resigns or is unable to serve on the Restructuring Working Group for any reason, the Company shall have the exclusive right to appoint a replacement. Any action to be taken by the Restructuring Working Group pursuant to this Section 5.5 or otherwise, such as the retention of counsel or the making of any recommendation, suggestion or advice to the Company, shall only be taken with the approval of a majority of the individuals then appointed to and serving on the Restructuring Working Group, and at least one of such individuals approving such action must be a designee of the Company.
(b)    An additional condition to the service of the Outside RWG Members on the Restructuring Working Group is that they execute an agreement that includes standstill, confidentiality, exculpation and indemnification provisions that are substantially consistent with the standstill, confidentiality, exculpation and indemnification provisions that are contained in the agreements that the initial Outside RWG Members are entering into with the Company in respect of their service with the Restructuring Working Group. The Company shall provide copies of any such agreement to Elliott promptly upon request.
(c)    Upon request of the Restructuring Working Group, the Company shall provide the Restructuring Working Group with reasonable access to the Company’s financial advisors and accountants and shall provide any other materials, documents, analysis, data or information that is then in the Company’s possession or control and that any member of the Restructuring Working Group reasonably believes are necessary or desirable to perform their duties relating to the role of the Restructuring Working Group; provided, however, that (i) the Company may withhold access to any materials, documents, analysis, data or information that the Company determines are subject to attorney-client privilege or other related protections or (ii) are subject to confidentiality restrictions that do not permit sharing of such information with representatives or agents of the Company (who are not the Company’s employees). The Restructuring Working Group shall be entitled to engage legal counsel on terms, and in respect of a scope of analysis, as may be reasonably necessary. The Company will pay the reasonable and documented fees and expenses of legal counsel retained by the Restructuring Working Group in accordance with the provisions of this sub-paragraph (c).
(d)    No recommendations, suggestions or other directives of the Restructuring Working Group will be binding on the Company or its Subsidiaries, and the Restructuring Working Group will have no authority to make decisions or implement actions on behalf of the Company or its Subsidiaries. The management of the Company, acting in its sole discretion, may choose whether or not to follow the recommendations, suggestions and advice of the Restructuring Working Group. The Restructuring Working Group will not be entitled to participate, directly or indirectly, in any negotiations or other discussions with any creditors or other stakeholders of FES except to the extent authorized to do so by the management of the Company. Any recommendations and suggestions of the Restructuring Working Group regarding the restructuring of FES and its Subsidiaries or otherwise shall be presented to the executive officers of the Company on a confidential basis.
(e)    Each initial Outside RWG Member will receive compensation for his or her service on the Restructuring Working Group set out in an agreement between the Company and such member. With respect to any subsequent Outside RWG Members, the Company will determine the compensation, if any, for such members in good faith. The Outside RWG Members will be entitled to reimbursement of their documented reasonable personal out-of-pocket expenses in a manner consistent with the reimbursement policies of the Company applicable to the Company’s executive officers. For the avoidance of doubt, the reimbursement rights described in the preceding sentence will not include the right to reimbursement of the fees and expenses of legal counsel or other advisors or professionals.
(f)    The Company acknowledges that neither Elliott nor any of its past, present or future Affiliates, partners (both general and limited), members (both managing or otherwise), stockholders, directors, officers, controlling persons (if any), agents, consultants, legal advisors or employees (all such parties and their successors and assignees, together, the “Related Parties,” and it being understood, for the avoidance of doubt, that no Outside RWG Members shall be deemed to be Related Parties of Elliott) shall have, or be deemed or construed to have, any fiduciary duty to the Company or any other Person in connection with the work of the Restructuring Working Group.
(g)    Neither Elliott nor any of its Related Parties shall have any liability of any kind whatsoever to the Company for any damages, losses or expenses (including special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), whether arising under contract, in tort or otherwise, (i) with respect to the performance of any activities or services by Elliott solely in connection with the negotiation of this Agreement on or prior to the date hereof, or (ii) solely in relation to the services rendered or to be rendered by the Outside RWG Members at any time hereafter (clauses (i) and (ii), collectively, the “Released Matters”). To the fullest extent permitted under applicable law, none of Elliott nor any of its Related Parties shall be liable to the Company or any of its Subsidiaries and each of their respective Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types contemplated by the terms hereof related to the Restructuring Working Group or otherwise included in the mandate of the Restructuring Working Group.  The Company (on behalf of itself and its Subsidiaries and each of their respective Affiliates), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, with respect to the Released Matters, it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith against Elliott or any of its respective Related Parties, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company or any of its Subsidiaries or their respective Affiliates against any such Person, whether in tort, contract or otherwise, by enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any applicable law, or otherwise.  No amendment or repeal of this Section 5.5(g) shall have any effect on any Person’s rights under this Section 5.5(g) with respect to any act or omission occurring prior to such amendment or repeal. Notwithstanding the foregoing, nothing in this Section 5.5(g) shall waive or limit any of the Parties’ respective obligations under this Agreement. For purposes of this Section 5.5(g), “Related Parties” of Elliott shall not include (i) “Affiliates,” provided, for the avoidance of doubt, that it shall include all Persons who are otherwise included within the definition of “Related Parties,” and (ii) any of the Outside RWG Members.
Section 5.6    Use of Proceeds. The Company will utilize the proceeds from the sale of the Private Placement Shares for general corporate purposes, including repayment of indebtedness or contributions to Company-sponsored pension or other benefit plans, as determined by the Company.

Section 5.7    HSR Cooperation. In the event any Investor would be required to file any notification and report form pursuant to the HSR Act as a result of the conversion of any Private Placement Shares into shares of Common Stock pursuant to the terms of the Preferred Stock Amendment, at the option of such Investor upon written notice to the Company, the effectiveness of such conversion shall be delayed (in whole, or at the option of such Investor, only to the extent necessary to avoid a violation of the HSR Act), until such Investor, at its sole expense, shall have made such filing under the HSR Act and such Investor shall have received early termination clearance in respect thereof or the waiting period in connection with such filing under the HSR Act shall have expired; provided, however, that in such circumstances such Investor shall use commercially reasonable efforts to make such filing and obtain such clearance or expiration of such waiting period as promptly as reasonably practical, and the Company shall make all required filings and reasonably cooperate with and assist such holder in connection with the making of such filing and obtaining such clearance or expiration of such waiting period.
Section 5.8    Certain Tax Matters. The Company shall not use any portion of the Purchase Amount to take any action (including, for example, redeeming any of its outstanding Common Stock) that would cause any Investor to Beneficially Own more than 5% of the Common Stock of the Company within the meaning of Section 897(c)(3) of the Code (including more than 5% of the Common Stock of the Company on an as-converted basis with respect to any Private Placement Shares by an Investor).
Section 5.9    Public Disclosures. (a) For the duration of the Standstill Period, except as otherwise required by applicable Law (and in that event only if time does not permit), the Company shall not issue any press release or make any other public statement related to this Agreement or the transactions contemplated hereby or that identifies or otherwise references Elliott, without the prior consent of Elliott (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 5.9, the Company shall be permitted, without Elliott’s prior consent, to (i) respond to any unsolicited inquiry made by a third party in a public forum that identifies or otherwise references Elliott and (ii) identify or reference Elliott in a private discussion; provided that, in making any such response or in such discussion, the Company’s statements or implications are reasonably known by the Company to be consistent with any (x) public statement made by Elliott on such subject or (y) other statement or position on such subject communicated to the Company by Elliott; and provided further that, if any of the Company’s statements in such a private discussion subsequently become public, Elliott shall be permitted to publicly or privately respond to any such statement, so long as (I) Elliott complies with the Communications Conditions and (II) such public response relates only to the Private Placement Shares, the Company, the Restructuring Working Group, FES, or any of FES’ respective Subsidiaries and otherwise does not violate Sections 5.4(b) or (c) or (d) (or clause 5.4(f) or (g) as it relates to the foregoing).
(b)    The Company shall not issue any press release or make any other public statement related to this Agreement or the transactions contemplated hereby that identifies the GIC Investor, Bluescape Resources Company LLC or any of their respective Affiliates without the consent of the GIC Investor or Bluescape Resources Company LLC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    Notwithstanding anything to the contrary in this Section 5.9, the Company may include in any report it files or furnishes with the SEC factual information relating to any Investor, or any of their respective Affiliates, relating to this Agreement and the transactions contemplated hereby that was previously included in a press release or other public statement or disclosure consented to in accordance with this Section 5.9 without the requirement of obtaining any further consent from any such party.
ARTICLE VI
REGISTRATION RIGHTS
Section 6.1    Shelf Registration Statement.
(a)    Not later than (i) 60 days after the date hereof (the “S-3 Shelf Filing Deadline”), the Company shall file a Registration Statement on Form S-3 covering the resale of all of the Registrable Securities held by the Investors on a delayed or continuous basis (the “Form S-3 Shelf”), or (ii) 90 days after the date hereof (the “S-1 Shelf Filing Deadline” and, along with the S-3 Shelf Filing Deadline, each, a “Filing Deadline”), in the event that the Company is not eligible to file Form S-3 Shelf as of or prior to the S-3 Shelf Filing Deadline, the Company shall file a Shelf Registration Statement on Form S-1 (a “Form S-1 Shelf” and, along with a Form S-3 Shelf, each a “Shelf Registration Statement”).
(b)    Subject to the terms of this Agreement, including any applicable Suspension Period, the Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act promptly after the filing thereof, but in the event of no “review” by the SEC, no later than the 15th calendar day following the applicable Filing Deadline, and shall use its reasonable efforts to keep such Shelf Registration Statement, or a successor Registration Statement thereto, continuously effective under the Securities Act until the date that all Registrable Securities covered by such Shelf Registration Statement have been disposed by the Investors or are no longer Registrable Securities, provided that in no event shall the Company’s obligation to keep such Shelf Registration Statement effective extend beyond the three year anniversary of the date hereof. In the event the Company becomes ineligible to use the Form S-3 Shelf during the Shelf Period (as defined below), the Company shall file a Form S-1 Shelf not later than 60 Business Days after the date the Company becomes ineligible, and shall use its reasonable efforts to have such Shelf Registration Statement declared effective promptly (the period during which the Company shall use its reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act in accordance with this Section 6.1 is referred to as the “Shelf Period”). In the event the Company files a Form S-1 Shelf (either prior to the S-1 Shelf Filing Deadline or during the Shelf Period) and thereafter becomes eligible to use a Form S-3 Shelf, the Company shall use its reasonable efforts to convert the Form S-1 Shelf to a Form S-3 Shelf promptly after the Company becomes so eligible.
(c)    The Company shall notify the Investors by e-mail of the effectiveness of a Shelf Registration Statement on the same Business Day that the Company telephonically confirms effectiveness with the SEC. The Company shall file a final prospectus with the SEC to the extent required by Rule 424 under the Securities Act. The “Plan of Distribution” section of such Shelf Registration Statement shall provide for permitted means of disposition of Registrable Securities, including agented transactions, sales directly into the market, and purchases or sales by brokers. The Company shall use its reasonable efforts to cause any Registrable Securities offered for resale pursuant to an effective Shelf Registration Statement to be listed on the New York Stock Exchange, or such other national securities exchange as the Common Stock may be listed during the time such Shelf Registration Statement is effective.
Section 6.2    Shelf Takedown.
(a)    At any time during the Shelf Period (subject to any Suspension Period), by notice to the Company specifying the intended method or methods of disposition thereof, any Investor or Investors holding Registrable Securities that, in the aggregate, have market value in excess of $300 million (each such Investor, a “Takedown Requesting Investor”) may make a written request (a “Shelf Takedown Request”) to the Company to effect a Public Offering, including an Underwritten Shelf Takedown, of all or a portion of such holder’s Registrable Securities that may be registered under such Shelf Registration Statement, and as soon as practicable, the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose; provided, that the Company shall not be obligated to effect more than one Shelf Takedown Request during any twelve-month period, and the Company shall not be obligated to effect any Underwritten Shelf Takedown if the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be sold in such Underwritten Shelf Takedown, in the good faith judgment of the managing underwriter(s) thereof, is less than $175.0 million.
(b)    Promptly upon receipt of a Shelf Takedown Request (but in no event more than three Business Days thereafter) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each Investor with Registrable Securities covered by the applicable Shelf Registration Statement (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in such requested Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company, subject to Section 6.2(c) below, shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three Business Days after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than such percentage specified by such Potential Takedown Participant) of the closing price for the Common Stock on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable) and Section 6.2(c) and Section 6.2(d) below, all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 6.2(b) shall be determined by the Takedown Requesting Investors.

(c)    If the managing underwriter(s) for a requested Underwritten Shelf Takedown advise the Company and the Takedown Requesting Investors that in their reasonable view the number of Registrable Securities proposed to be included in such Underwritten Shelf Takedown exceeds the number of Registrable Securities which can be sold in an orderly manner in such offering within a price range acceptable to the Takedown Requesting Investors (the “Maximum Offering Size”), then the Company shall so advise any Potential Takedown Participant electing to participate in such Underwritten Shelf Takedown, and shall include in such Underwritten Shelf Takedown the number of Registrable Securities which can be so sold, allocated, if necessary for the offering not to exceed the Maximum Offering Size. The number of Registrable Securities included in such Underwritten Shelf Takedown will be allocated among the Potential Takedown Participants as follows:
(i)    first, each Potential Takedown Participant shall be allocated an amount equal to the lesser of (x) the Maximum Offering Size multiplied by a fraction, the numerator of which is the number of Registrable Securities then held by each Potential Takedown Participant and the denominator of which is the aggregate number of Registrable Securities then held by all Potential Takedown Participants and (y) the number of Registrable Securities requested to be included by such Potential Takedown Participant in the offering; and
(ii)    second, to the extent that the Maximum Offering Size is not fully allocated pursuant to clause (i), the excess of (x) the Maximum Offering Size over (y) the amount allocated pursuant to clause (i) (the “Remaining Securities”) shall be allocated among any Potential Takedown Participant whose allocation pursuant to clause (i) is less than the number of Registrable Securities requested to be included in such offering by such Potential Takedown Participant (each, a “Cutback Participant”) such that each Cutback Participant shall be entitled to include pursuant to this clause (ii), the lesser of (x) the Remaining Securities multiplied by a fraction, the numerator of which is the number of Registrable Securities then held by each Cutback Participant and the denominator of which is the aggregate number of Registrable Securities then held by all Cutback Participants and (y) the number of Registrable Securities requested to be included by such Cutback Participant in the offering. If any portion of the Maximum Offering Size remains unallocated, the procedure in this clause (ii) shall be recursively repeated until all Registrable Securities up to the Maximum Offering Size have been allocated.
(d)    The Takedown Requesting Investors shall have the right to select the investment banker(s) and manager(s) (which shall consist of one or more reputable nationally recognized investment banks, subject to the Company’s approval) to administer any Underwritten Shelf Takedown and one firm of counsel to represent all of the participating holders of Registrable Securities, including the Takedown Requesting Investors and any Potential Takedown Participants electing to participate in such Underwritten Shelf Takedown (along with any reasonably necessary local counsel), in connection with such Underwritten Shelf Takedown.

Section 6.3    Required Suspension Period.
(a)    Notwithstanding any other provision of this Agreement, the Company shall have the right but not the obligation to defer the filing of (but not the preparation of), or suspend the use by the Investors of, any Shelf Registration Statement for a period of up to 90 days:
(i)    if an event occurs as a result of which the Shelf Registration Statement and any related prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Shelf Registration Statement, file a new registration statement or supplement any related prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder;
(ii)    upon issuance by the SEC of a stop order suspending the effectiveness of any Shelf Registration Statement with respect to Registrable Securities or the initiation of Legal Proceedings with respect to such Shelf Registration Statement under Section 8(d) or 8(e) of the Securities Act;
(iii)    if the Company believes that any such registration or offering (A) should not be undertaken because it would reasonably be expected to materially interfere with any material corporate development or plan of the Company or (B) would require the Company, under applicable securities Laws and other Laws, to make disclosure of material nonpublic information that would not otherwise be required to be disclosed at that time and the Company believes in good faith that such disclosures at that time would not be in the Company’s best interests; provided that this exception (B) shall continue to apply only during the time that such material nonpublic information has not been disclosed and remains material;
(iv)    if the Company elects at such time to offer equity securities of the Company to (A) fund a merger, third-party tender offer or other business combination, acquisition of assets or similar transaction or (B) meet rating agency and other capital funding requirements; or
(v)    if the Company is pursuing a primary underwritten offering of Common Stock pursuant to a Registration Statement (any such period contemplated by (i)-(v) of this Section 6.3(a), a “Suspension Period”);
(b)    In no event shall the Company declare a Suspension Period more than three times in any twelve-month period or for more than an aggregate of 90 days in any twelve-month period. The Company shall give written notice to the Investors of its declaration of a Suspension Period and of the expiration of the relevant Suspension Period.
Section 6.4    Registration Procedures.
(a)    Requirements. In connection with the Company’s obligations under this Article VI, the Company shall use its commercially reasonable efforts to effect such registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:
(i)    As promptly as practicable prepare the required Shelf Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith and prospectus, and, before filing a Shelf Registration Statement or prospectus or any amendments or supplements thereto, (x) furnish to the Investors whose Registrable Securities are covered by such Shelf Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such Investors and their respective counsel, (y) make such changes in such documents concerning the Investors prior to the filing thereof as such Investors, or their counsel, may reasonably request and (z) not file any Shelf Registration Statement or prospectus or amendments or supplements thereto to which the Investors, in such capacity, shall reasonably object;
(ii)    prepare and file with the SEC such amendments and post-effective amendments to such Shelf Registration Statement and supplements to the prospectus as may be (x) reasonably requested by any Investor with Registrable Securities covered by such Shelf Registration Statement, or (y) necessary to keep such Shelf Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities Laws with respect to the sale or other disposition of all securities covered by such Shelf Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Shelf Registration Statement;
(iii)    notify the Investors and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when such Shelf Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable prospectus or any amendment or supplement thereto has been filed, (b) of any written comments by the SEC, or any request by the SEC or other Governmental Entity for amendments or supplements to such Shelf Registration Statement or such prospectus, or for additional information (whether before or after the effective date of the Shelf Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the registration, (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Shelf Registration Statement or any Order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, and (d) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(iv)    promptly notify the Investors when the Company becomes aware of the happening of any event as a result of which such Shelf Registration Statement or the prospectus included in such Shelf Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such prospectus or any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, when any issuer free writing prospectus (as defined in Rule 433 under the Securities Act) relating to an offer of the Registrable Securities includes information that may materially conflict with the information contained in such Shelf Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Shelf Registration Statement or prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Investors, an amendment or supplement to such Shelf Registration Statement or prospectus, which shall correct such misstatement or omission or effect such compliance; and
(b)    take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.
Section 6.5    Required Information. The Company may require the Investors to furnish to the Company such information regarding the distribution of such securities and such other information relating to the Investors and their ownership of Registrable Securities as is required to be included in any Registration Statement as the Company may from time to time reasonably request in writing (provided that such information shall be used only in connection with such registration) and the Company may exclude from such registration or sale the Registrable Securities of an Investor if such Investor fails to furnish such information within a reasonable time after receiving such request. Each Investor agrees to furnish such information to the Company and to use commercially reasonable efforts to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.
Section 6.6    Confidentiality. Pending any required public disclosure by the Company and subject to applicable legal requirements and the terms of this Agreement, the Parties will maintain the confidentiality of details contained in all notices and other communications regarding a prospective sale of securities hereunder.
Section 6.7    Expenses. All expenses incurred in connection with any Shelf Registration Statement or registered offering covering Registrable Securities, including all registration and filing fees, printing expenses, the fees and expenses of the independent certified public accountants, the fees and expenses of the Company’s legal counsel, transfer agent’s fees, the expense of qualifying such Registrable Securities under state “Blue Sky” Laws, and, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) reasonable fees and expenses of one firm of attorneys selected by the Investors, will be borne by the Company; provided, however, that the Company will not be required to pay more than $75,000 in fees and expenses of any such counsel in connection with any Underwritten Shelf Takedown. Notwithstanding the foregoing, all underwriters’, brokers’ or dealers’ discounts or commissions applicable to Registrable Securities sold for the account of the Investors (and any Taxes related thereto) will be borne by the Investors.
Section 6.8    Indemnification With Regard To Certain Securities Law Matters.

(a)    Indemnification by the Company. In the event of any registration under the Securities Act by any Shelf Registration Statement pursuant to rights granted in this Agreement of Registrable Securities, or any offering made pursuant thereto, the Company will indemnify and hold harmless the Investors and their respective officers, directors, managers, employees, limited partners, general partners, equityholders, investment managers, management companies and Affiliates (in each case, in their capacities as such), and each underwriter of such securities and each other Person, if any, who controls such Investors or such underwriter within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (including reasonable legal fees and costs of court), joint or several, to which such Investors and their respective officers, directors, managers, employees, limited partners, general partners, equityholders, investment managers, management companies or Affiliates, or such underwriter or any such controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) (i) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained, on any applicable effective date, in any Shelf Registration Statement under which such securities were registered under the Securities Act or any amendment or supplement to any of the foregoing, or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus forming a part of such Shelf Registration Statement, in the light of the circumstances under which they were made) not misleading or (ii) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any preliminary prospectus (if used prior to the filing of the final prospectus) or in the final prospectus (as amended or supplemented if the Company shall have filed with the SEC any amendment or supplement to the final prospectus) or any free writing prospectus, or which arise out of or are based upon the omission or alleged omission (if so used) to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading; provided, however, that the Company shall not be liable to an Investor or its respective officers, directors, managers, employees, limited partners, general partners, equityholders, investment managers, management companies and Affiliates or an underwriter or any other Person who controls such Investor or such underwriter in any such case if and to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Shelf Registration Statement, such amendment or supplement or such prospectus, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Investor or such underwriter specifically for use therein.
(b)    Indemnification by Investors. Each Investor separately (and not jointly or severally) will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 6.8(a)) the Company, its officers, directors, managers, employees, limited partners, general partners, equityholders, investment managers, management companies and Affiliates (in each case, in their capacities as such), and each other Person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (including reasonable legal fees and costs of court), joint or several, to which the Company and such officers, directors, managers, employees, limited partners, general partners, equityholders, investment managers, management companies or Affiliates or any such controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) (i) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained, on any applicable effective date, in any Shelf Registration Statement under which such securities were registered under the Securities Act or any amendment or supplement to any of the foregoing, or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus forming a part of such Shelf Registration Statement, in the light of the circumstances under which they were made) not misleading or (ii) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any preliminary prospectus (if used prior to the filing of the final prospectus) or in the final prospectus (as amended or supplemented if the Company shall have filed with the SEC any amendment or supplement to the final prospectus), or which arise out of or are based upon the omission or alleged omission (if so used) to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading, in the case of each of (i) and (ii), if and to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Investor specifically for use therein; provided, however, that the total amount to be indemnified by such Investor pursuant to this Section 6.8(b) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Investor in the offering to which such Shelf Registration Statement relates; provided, further, that an Investor shall not be liable in any case to the extent that prior to the filing of any such Shelf Registration Statement, prospectus or any amendment thereof or supplement thereto, such Investor has furnished in writing to the Company information expressly for use in, and within a reasonable period of time prior to the effectiveness of, such Shelf Registration Statement, prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously provided by such Investor to the Company.
(c)    Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Section 6.8(a) or Section 6.8(b), the indemnified party will, if a resulting claim is to be made or may be made against an indemnifying party, give written notice to the indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in Section 6.8(a) or Section 6.8(b), as applicable, except to the extent, if any, that the indemnifying party is actually materially prejudiced by the failure to give notice and then only to such extent. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, which authorization shall not be unreasonably withheld, (ii) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within 30 days after notice of any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to one (1) local counsel for each jurisdiction, if necessary, in the good faith opinion of both counsel for the indemnifying party and counsel for the indemnified party in order to adequately represent the indemnified parties) for all indemnified parties with regard to all claims arising out of similar circumstances; and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent. No indemnifying party will consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.
(d)    Contribution. If the indemnification required by Section 6.8(a) or Section 6.8(b), as applicable, from the indemnifying party is unavailable to or insufficient to indemnify and hold harmless an indemnified party in respect of any indemnifiable losses, claims, damages, liabilities, or expenses as required by Section 6.8(a) or Section 6.8(b), as applicable, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect (i) the relative benefit received by the indemnifying and indemnified parties from the offering of securities and (ii) if the allocation in clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such losses, claims, damages, liabilities, or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action; provided, however, that the total amount to be contributed by any Investor pursuant to this Section 6.8(d) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Investor in the offering to which such Shelf Registration Statement relates; provided, further, that an Investor shall not be liable in any case to the extent that prior to the filing of any such Shelf Registration Statement, prospectus or any amendment thereof or supplement thereto, such Investor has furnished in writing to the Company information expressly for use in, and within a reasonable period of time prior to the effectiveness of, such Shelf Registration Statement, prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously provided by such Investor to the Company. The amount paid or payable by a party as a result of the losses, claims, damage, liabilities, and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and the Investors agree that it would not be just and equitable if contribution pursuant to this Section 6.8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 6.8(d). For purposes of this Section 6.8(d), each Person who controls any Investor or any underwriter thereof within the meaning of either the Securities Act or the Exchange Act and each officer, director and Affiliate of any such Investor shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 6.8(d). Notwithstanding the provisions of this Section 6.8(d), no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such a fraudulent misrepresentation.
ARTICLE VII

GENERAL PROVISIONS
Section 7.1    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile or email (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):
(a)    If to the Company:
FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Fax: (330) 384-3772
Attention: Treasurer
Email: grp-treasurycompliance@firstenergycorp.com

and

FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Fax: (330) 384-3875
Attention: Legal Department
Email: rreffner@firstenergycorp.com

with copies (which shall not constitute notice) to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, OH 44114
Fax: (216) 579-0212
Attention: Kimberly J. Pustulka, Esq.
Email: kjpustulka@jonesday.com

and

Jones Day
77 West Wacker
Chicago, IL 60601
Fax: (312) 782-8585
Attention: Edward B. Winslow, Esq.
Email: ebwinslow@jonesday.com

(b)    If to the Investors:
Notice addresses for the Investors are included on Schedule A and Schedule B attached hereto.

Section 7.2    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company except that (a) an Investor may assign and transfer, without the prior consent of the Company, its rights pursuant to Article VI hereof to (x) a transferee to whom a Transfer of Private Placement Shares is permitted pursuant to this Agreement with respect to Private Placement Shares being Transferred or (y) with respect to the GIC Investor, to its designee pursuant to Section 2.3(b) and Section 2.4, and (b) an Investor may grant to a creditor or lender a security interest in and to the Private Placement Shares, the Common Shares and/or its rights pursuant to Article VI hereof, and such rights may be further assigned by such creditor or lender. Any assignment in violation of this Section 7.2 shall be void ab initio. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties and permitted assigns.
Section 7.3    Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as exhibits and schedules to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties (including, with respect to any Investor, any prior agreement between the Company and any of such Investor’s Affiliates) with respect to the subject matter of this Agreement.

Section 7.4    Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CHOICE OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER ARISING UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT, OR PROCEEDING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.
Section 7.5    Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.
Section 7.6    Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only upon written consent by the Company and Investors Beneficially Owning at least a majority of the outstanding Private Placement Shares; provided, however, that any amendment, restatement, modification or change to (x) Section 5.4 or Section 5.5 or the defined terms used therein shall become effective upon, and only upon, the written consent of the Company and Elliott or (y) Article 6 or the defined terms used therein shall become effective upon, and only upon, the written consent of the Company and the Investors Beneficially Owning at least 90% of the then-outstanding Registrable Securities whose rights, privileges and obligations in respect of the Registrable Securities then held by such Investors are adversely affected by such amendment, restatement, modification or change (including, for purposes of this Section 7.6, the Registrable Securities into which the Private Placement Shares are then convertible, disregarding any limitation on convertibility set forth in the Preferred Stock Amendment). Any amendment, restatement, modification or change effected in accordance with this Section 7.6 shall be binding upon the Investors, each transferee or future holder of the Private Placement Shares, and the Company. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.
Section 7.7    Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
Section 7.8    Specific Performance. Each of the Parties hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each of the Parties hereto shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party hereto from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.
Section 7.9    Relationship Among Parties.
(a)    Notwithstanding anything herein to the contrary, the duties and obligations of the Investors, on the one hand, and the Company, on the other hand, arising under this Agreement shall be separate (and not joint or several). No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company. The Company acknowledges and each Investor confirms that it has independently participated in the negotiation of the transactions contemplated under this Agreement with the advice of counsel and advisors.
(b)    It is understood and agreed that the Investors do not have any duty of trust or confidence in any form with the Company, or any of the Company’s other stakeholders and, except as expressly provided in this Agreement, there are no agreements, commitments or undertakings by, among or between any of them with respect to the subject matter hereof.
Section 7.10    Tax Forms. If the Company (or its agent) determines in its reasonable discretion that it is necessary or appropriate to request Internal Revenue Service tax forms (including but not limited to Form W-9, W-8BEN, W-8BEN-E, W-8ECI, W-8IMY (and attachments thereto), or any successors thereto) (“Tax Forms”) to determine its tax reporting and withholding obligations, if any, the Investors shall promptly provide, solely to the extent legally entitled to do so, such duly completed Tax Forms to the Company (or its agent), and the Company (or its agent) shall be entitled to rely on such forms in determining its tax reporting and withholding obligations, if any. GIC Investor represents, and the Company acknowledges GIC Investor’s representation, that GIC Investor is exempt from U.S. tax on certain dividends, interest and gain from the sale of stock and securities under Section 892 of the Code and the Treasury Regulations thereunder. Provided that GIC Investor remains eligible for such benefits under Section 892 of the Code and the Treasury Regulations thereunder and provides an effective and properly executed Internal Revenue Service Form W-8EXP claiming exemption from U.S. income tax under Section

892 of the Code, the Company shall not withhold U.S. tax on the enumerated items of exempt income (or other items otherwise exempt under Section 892 of the Code) unless (i) such withholding is otherwise required by applicable tax Law, regulations or relevant provisions of an income tax treaty or (ii) such withholding is otherwise required by a change in circumstances if as a result of such change (A) a Form W-8EXP previously delivered by GIC Investor to the Company becomes inaccurate, untrue or otherwise invalid or (B) GIC Investor is no longer in a position to provide a properly executed IRS Form W-8EXP or is otherwise unable to claim an exemption from U.S. income tax under Section 892 of the Code.
Section 7.11    Limitations Regarding the Business Representations.
(a)    The representations and warranties of the Company in Section 3.8 through Section 3.13 (the “Company Business Representations”) terminate and expire, and shall cease to be of any force or effect, upon the date that is the twelve-month anniversary of date of the Closing, and all liability of the Company and any other Person with respect to such representations and warranties shall thereupon be extinguished notwithstanding any longer statute of limitations period to the contrary. Notwithstanding the preceding sentence, any claim for breach of the Company Business Representations that is permitted to be brought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy thereof giving rise to such claim shall have been given to the Company prior to such time.
(b)    Without limiting the effect of any of the other limitations set forth in this Agreement, neither the Investors nor any other Person shall be entitled to recover any costs, damages, payments or monies of any kind in respect of any asserted breach of a Company Business Representation unless the aggregate amount of damages associated with the breach of such Company Business Representation, together with the damages associated with all other breaches of the Company Business Representations, actually incurred by the Investors exceeds $15,000,000, at which time the Investors shall be entitled to recover the amount of the damages actually incurred by the Investors as a direct result of all such breaches of the Company Business Representation that exceeds such amount; provided, moreover, that in no event shall the aggregate liability under this Agreement of the Company and any other Persons in respect of asserted breaches of the Company Business Representations exceed $200,000,000.
(c)    The exclusive remedy for the Investors and their Affiliates for any claim arising out of an alleged breach of the Company Business Representations will be to bring a claim for a breach of contract in respect of such Company Business Representation, to the extent permitted under this Agreement.
[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.
FIRSTENERGY CORP.

By: /s/ Steven R. Staub
Name: Steven R. Staub
Title: Vice President and Treasurer

[Signature page to Preferred Stock Purchase Agreement]

ELLIOTT INTERNATIONAL, L.P.

By: /s/ Elliott Greenberg
Name: Elliott Greenberg
Title: Vice President

[Signature page to Preferred Stock Purchase Agreement]

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

By: /s/ Elliott Greenberg
Name: Elliott Greenberg
Title: Vice President

[Signature page to Preferred Stock Purchase Agreement]

ELLIOTT ASSOCIATES, L.P.
By: Elliott Capital Advisors, L.P., as general partner
By: Braxton Associates, Inc., as general partner

By: /s/ Elliott Greenberg
Name: Elliott Greenberg
Title: Vice President

[Signature page to Preferred Stock Purchase Agreement]

PERMIAN INVESTMENTS S.A.R.L.

By: /s/ Joshua Levine /s/ Jérȏme Devillet
Name: Joshua Levine Jérȏme Devillet
Title: Manager A Manager B

[Signature page to Preferred Stock Purchase Agreement]

BRC SPECIAL SITUATIONS III LLC

By: /s/ C. John Wilder
Name: C. John Wilder
Title: Executive Chairman

[Signature page to Preferred Stock Purchase Agreement]

CHEYNE WALK INVESTMENT PTE. LTD.
By: /s/ Rhys Evenden
Name: Rhys Evenden
Title: Authorized Signatory

[Signature page to Preferred Stock Purchase Agreement]

COVE KEY MASTER FUND LP

By: /s/ John Kiani
Name: John Kiani
Title: Authorized Signatory

[Signature page to Preferred Stock Purchase Agreement]

Schedule A

Investor	Notice Address	Amount of Preferred Stock[1]
Elliott Associates, L.P.
c/o Elliott Management Corporation
40 West 57th Street, 4th floor, New York, NY 10019
Attention: Jeff Rosenbaum
Email: jrosenbaum@elliottmgmt.com
With a copy (which shall not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attn: Jonathan P. Gill
Email: Jonathan.Gill@ropesgray.com
289,920 Series A Convertible Preferred Stock at the Closing
Permian Investments S.à.r.l.
Permian Investments S.à r.l.
6, Rue Eugène Ruppert
L-2453 Luxembourg
Luxembourg
With a copy (which shall not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attn: Jonathan P. Gill
Email: Jonathan.Gill@ropesgray.com
616,080 Series A Convertible Preferred Stock at the Closing

____________________________________________
1 Final Preferred Stock holdings of all Investors will be subject of adjustment on the Reallocation Date.

Schedule B

Investor	Notice Address	Amount of Preferred Stock
BRC Special Situations III LLC (“Bluescape Investor”)
BRC Special Situations III LLC
200 Crescent Court, STE 1900
Dallas, Texas 75201
Attention: C. John Wilder
Lillian Meyer
Email: cjwilder@bluescapegroup.com
lsmeyer@bluescapegroup.com
With a copy (which shall not constitute notice) to:
Bracewell LLP
711 Louisiana Street, STE 2300
Houston, Texas 77002-2770
Attention: William S. Anderson
Email: Will.Anderson@bracewell.com

200,000 Series A Convertible Preferred Stock at the Closing
Cheyne Walk Investment Pte. Ltd. (or its designee)
Cheyne Walk Investment Pte. Ltd.
c/o GIC Private Limited
280 Park Avenue, 9th floor
New York, NY 10017
Attention: Rhys Evenden
Tim Lee
E-mail: rhysevenden@gic.com.sg
timlee@gic.com.sg
With a copy (which shall not constitute
notice) to:
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Asi Kirmayer
Email: akirmayer@sidley.com

500,000 Series A Convertible Preferred Stock at the Closing
Cove Key Master Fund LP (“CoveKey”)	Cove Key Master Fund 5847 San Felipe, Suite 1560, Houston Texas 77057	10,000 Series A Convertible Preferred Stock at the Closing

Schedule C
List of Standstill Subsidiaries

1.	Jersey Central Power & Light Company

2.	Ohio Edison Company

3.	Cleveland Electric Illuminating Company

4.	Pennsylvania Electric Company

5.	Metropolitan Edison Company

6.	West Penn Power Company

7.	Monongahela Power Company

Schedule 2.4
Reallocation Private Placement Shares

Definitions:

As used in this Schedule 2.4,

“FE Alpha” shall mean:

                             (FE Testing VWAP divided by FE Reference Date VWAP) – (XLU Testing VWAP divided by XLU Reference Date VWAP).

“Testing Date” shall mean April 20, 2018.

“Reference Date” shall mean January 19, 2018.

“Allocation Factor” or “AF” shall be determined as follows:

If FE Alpha is equal to or less than zero, AF=0;

if FE Alpha is equal to or greater than 0.09, then AF=1; and

if FE Alpha is greater than 0 and less than 0.09, then   AF = FE Alpha divided by 0.09.
“Testing VWAP” means the consolidated volume-weighted average price per share of Common Stock or other security, as applicable, as displayed under the heading “Bloomberg VWAP” (rounded to two decimal places) on the Bloomberg page under default settings for the “<equity> AQR” page corresponding to the “ticker” for such Common Stock or other security, as applicable, (or its equivalent successor if such page is not available) in respect of the period commencing on the date hereof and ending on the Testing Date.
“Reallocation Share Allocation Percentage” means, with respect to the Investors listed below, the percentage stated opposite to the name of each such Investor:

Investor	Reallocation Share Allocation Percentage
Elliott Associates, L.P.	20.47%
Permian Investments S.à.r.l.	43.51%
GIC Investor (or its designee)	35.31%
CoveKey	0.71%

“Reference Date VWAP” means the consolidated volume-weighted average price per share of Common Stock or other security, as applicable, as displayed under the heading “Bloomberg VWAP” (rounded to two decimal places) on the Bloomberg page under default settings for the “<equity> AQR” page corresponding to the “ticker” for such Common Stock or other security, as applicable, (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the Reference Date.
“Trading Day” means any day on which trading in listed securities occurs on the principal U.S. national securities exchange on which the Common Stock or other security is then listed or, if the Common Stock or other security is not so listed, any day on which trading in listed securities occurs on the New York Stock Exchange.

“XLU” means the Utilities Select Sector SPDR ETF, as listed as at the date hereof on the NYSE Arca Exchange.

“FE” means a share of common stock of FirstEnergy Corp., an Ohio Corporation.

Allocation Calculation:

As soon as practicable following the Testing Date (and in any event before the date specified in Section 2.4), the Company shall reallocate the Reallocation Private Placement Shares to the Investors as follows:

Bluescape Investor shall receive (AF multiplied by 14,819) Reallocation Private Placement Shares; and

Elliott, the GIC Investor (or its designee) and CoveKey shall receive an aggregate of (1-AF) multiplied by 14,819 Reallocation Private Placement Shares, which shall be reallocated among each of Elliott, the GIC Investor (or its designee) and CoveKey in proportion of their respective Reallocation Share Allocation Percentages of such Reallocation Private Placement Shares.

The Testing VWAPs and Reference Date VWAPs used in the calculation of FE Alpha shall be equitably adjusted as necessary to account for any stock split, combination, reclassification of other similar event involving FE or XLU that are effective as of a date during the period commencing on the date hereof and ending on the Testing Date.

Miscellaneous; No Company Liability for Calculations:

In addition to the Legend otherwise required to be stamped or otherwise imprinted on each certificate issued under this Agreement, any certificate representing any Reallocation Private Placement Shares subject to reallocation as contemplated by this Schedule 2.4 shall be stamped or otherwise imprinted with the following additional legend in substantially the following form; provided, that upon the reallocation of any Reallocation Private Placement Shares, the Company shall cooperate with the Investors to cause such additional legend to be removed from the certificates representing any Reallocation Private Placement shares so reallocated:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO REALLOCATION PURSUANT TO SECTION 2.4 OF THE PREFERRED STOCK PURCHASE AGREEMENT, DATED JANUARY 22, 2018, BY AND BETWEEN FIRSTENERGY CORP. AND THE INVESTORS PARTY THERETO, AS MAY BE AMENDED FROM TIME TO TIME, IN ADDITION TO SUCH OTHER TRANSFER, OWNERSHIP AND OTHER RESTRICTIONS SET FORTH THEREIN.”

The Company’s determination of each Investor’s allocation of Reallocation Private Placement Shares pursuant to this Schedule 2.4 shall be final and binding on the Investors, absent manifest error.  In this regard, prior to the distribution of the Reallocation Private Placement Shares, the Company shall distribute to the Investors a proposed allocation of the Reallocation Private Placement Shares, together with the reasonable supporting calculations. Each Investor shall have three Business Days to respond in writing in reasonable detail with any reasonable objections to such proposed allocation of Reallocation Private Placement Shares, after which time such proposed allocation shall be final and binding on the Investors, absent manifest error. In the event an Investor notifies the Company in writing of an objection to the Company’s calculation, the Company will consider whether any adjustment to the calculation needs to be made and, if so, will repeat the process set forth above until all reasonable objections have been addressed.

Further, to the extent that any of the data required by this Schedule 2.4 to be used to determine the allocations of Reallocation Private Placement Shares is no longer published or otherwise unavailable for any reason, the Company and the Investors shall reasonably cooperate to determine and agree on appropriate replacement data to generate allocations of Reallocation Private Placement Shares reflecting the principles of the allocations intended hereunder.

Neither the Company nor any of its past, present or future Affiliates, partners (both general and limited), members (both managing or otherwise), stockholders, directors, officers, controlling persons (if any), agents, consultants, legal advisors or employees shall have any liability of any kind whatsoever to the Investors for any damages, losses or expenses (including special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), whether arising under contract, in tort or otherwise in connection with the calculation of the allocation of the Reallocation Private Placement Shares to be distributed to the Investors on the Reallocation Date. To the fullest extent permitted under applicable law, none of the Company nor any of its past, present or future Affiliates, partners (both general and limited), members (both managing or otherwise), stockholders, directors, officers, controlling persons (if any), agents, consultants, legal advisors or employees shall be liable to the Investors and each of their respective Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types contemplated by the terms this Schedule 2.4 related to calculation of the allocation of the Reallocation Private Placement Shares.  Each Investor (on behalf of itself and its Subsidiaries and each of their respective Affiliates), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, with respect to the calculation of the allocation of the Reallocation Private Placement Shares, it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith against the Company or any of its past, present or future Affiliates, partners (both general and limited), members (both managing or otherwise), stockholders, directors, officers, controlling persons (if any), agents, consultants, legal advisors or employees, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of such Investor or any of its Subsidiaries or their respective Affiliates against any such Person, whether in tort, contract or otherwise, by enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any applicable law, or otherwise. Notwithstanding the foregoing, nothing in this paragraph shall waive or limit any of the Parties’ respective other rights or obligations under this Agreement.

Exhibit A
Preferred Stock Amendment

AMENDMENT
TO THE
AMENDED ARTICLES OF INCORPORATION OF FIRSTENERGY CORP.

Effective January 22, 2018
RESOLVED, that the Board of Directors of FirstEnergy Corp., an Ohio corporation, with its principal office located at Akron, Summit County, Ohio (the “Corporation”), pursuant to the authority conferred upon the Board of Directors by Part B of ARTICLE IV and ARTICLE V of the Amended Articles of Incorporation of the Corporation and by Section 1701.70(B)(1) of the Ohio Revised Code, hereby adopts the following amendment to its Amended Articles of Incorporation, as amended to date, establishing the terms of a series of shares of Preferred Stock of the Corporation, designated as the Series A Convertible Preferred Stock; and
FURTHER RESOLVED, that the Amended Articles of Incorporation of the Corporation be amended by adding a new Part D of ARTICLE IV, which consists of the following and which shall constitute a Preferred Stock Designation (as defined in the Amended Articles of Incorporation of the Corporation):
D. Convertible Preferred Stock.
1.    Designation and Number of Shares. A series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock,” with a par value of $100 per share (the “Convertible Preferred Stock”), and the number of shares so authorized and designated shall be 1,616,000.
2.     Ranking. Each share of the Convertible Preferred Stock shall be identical in all respects to every other share of the Convertible Preferred Stock, and shall rank (i) with respect to rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, (A) senior to all classes of the Common Stock and (B) senior to each other class of the Corporation’s capital stock and any other class or series of Preferred Stock established after the Issuance Date (all such shares, collectively, the “Junior Securities”), except for any capital stock or class or series of Preferred Stock designated as Senior Securities or Parity Securities pursuant to Section 10(b) below (in which case, such Senior Securities or Parity Securities shall rank as so designated) and (ii) with respect to dividend and distribution rights, (A) pari passu to all classes of the Common Stock and (B) senior to the Junior Securities, except for any capital stock or class or series of Preferred Stock designated as Senior Securities or Parity Securities pursuant to Section 10(b) below (in which case, such Senior Securities or Parity Securities shall rank as so designated). Notwithstanding the seniority of the Convertible Preferred Stock as described in this Section 2, the entitlement of a Convertible Preferred Stock holder to participate in any dividend or distribution from the Corporation, including but not limited to, with respect to a Bankruptcy or Liquidation Conversion, shall be to participate with the Common Stock on an as-converted basis as further set forth herein, and in no event shall the right of the Convertible Preferred Stock to so participate be limited or restricted, other than as expressly set forth herein.
3.    Dividends and Distributions.

(a)     Participation with Common Stock. If and to the extent the Corporation intends to pay any dividend or make a distribution on shares of Common Stock, whether in the form of cash, securities, debt, assets, options, warrants or other rights, but excluding any dividend or distribution payable in shares of Common Stock (which shall result in an adjustment to the Conversion Price as described in Section 5(e)(ii) below), then any such dividend or distribution shall be payable to the holders of shares of Common Stock and Convertible Preferred Stock on a pari passu, pro rata basis (treating each holder of shares of Convertible Preferred Stock as being the holder of the number of shares of Common Stock into which such holder’s shares of Convertible Preferred Stock would be converted if such shares were converted pursuant to the provisions of Section 5(a) hereof as of the record date for payment of such dividend or distribution). The record date for payment of any dividend or distribution to holders of Convertible Preferred Stock will be the same date as the record date for payment of the dividend or distribution to holders of Common Stock, whether or not such date is a Business Day. The payment date of any dividend or distribution to holders of Convertible Preferred Stock will be the same date on which payment of such dividend or distribution is made to holders of Common Stock (each such date, a “Dividend Payment Date”).
(b)     Conversion Prior to or Following a Record Date. If the Conversion Date for any shares of Convertible Preferred Stock is prior to the close of business on the record date for a dividend as provided in paragraph (a) above, the holder of such shares shall not be entitled to any dividend in respect of such record date as a holder of shares of Convertible Preferred Stock (but such holder will be entitled, to the extent it is a holder of shares of Common Stock, to any applicable dividend payable with respect to shares of Common Stock held by it (including any such shares received or to be received as a result of any conversion with respect to a Conversion Date occurring prior to such record date)). If the Conversion Date for any shares of Convertible Preferred Stock is after the close of business on the record date for a dividend as provided in paragraph (a) above but prior to the corresponding Dividend Payment Date, as applicable, the holder of such shares of Convertible Preferred Stock as of the applicable record date shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date, as applicable.
4.    Transfer. If any shares of Convertible Preferred Stock shall constitute “restricted securities,” as that term is defined in Rule 144 (or any successor rule) promulgated pursuant to the Securities Act, such shares shall be Transferred only pursuant to a registration statement filed with the SEC in accordance with the Securities Act and applicable state securities laws, or an exemption from the requirements of such registration.
5.     Conversion Rights.
(a)     Conversion Privilege. Following the Six-Month Anniversary Date, a holder shall have the right (the “Conversion Right”), at its option and at any time, and from time to time, to convert each share of Convertible Preferred Stock that it holds into Common Stock. Upon exercise of the Conversion Right as provided in this Section 5 (an “Optional Conversion”), the Corporation shall deliver to the holder the number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price in effect on the Conversion Date. Immediately following such conversion, the right of the holder, as a holder of the converted Convertible Preferred Stock, shall, except as set forth in Section 3(b)

above, cease, and such holder, or the Person or Persons designated by it as provided in Section 5(b), shall be treated for all purposes as having become the owner(s) of such Common Stock with respect to the shares of Convertible Preferred Stock that have been converted.
(b) Manner of Conversion. To convert shares of Convertible Preferred Stock pursuant to this Section 5, a holder must notify the Corporation at the Corporation’s headquarters in Akron, Ohio or at such other office as the Corporation designates that it elects to convert Convertible Preferred Stock and the number of shares it wishes to convert (a “Conversion Notice”), which Conversion Notice shall be irrevocable and shall also state in writing the name or names in which the holder wishes any certificate or certificates for shares of Common Stock to be issued or otherwise to be recorded on the Common Stock Register. No later than two Business Days after delivering a Conversion Notice, a holder converting Convertible Preferred Stock shall, (A) if the Convertible Preferred Stock is represented by a certificate or certificates, surrender the certificate or certificates evidencing the shares of Convertible Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or Transfer Agent for the Convertible Preferred Stock and (B) pay any transfer or similar tax required by Section 5(d) below to be paid by the holder, if any. The Business Day immediately prior to the date on which the holder delivers the Conversion Notice is the “Conversion Date.”
As soon as practical, and in any event within five Business Days following the applicable Conversion Date, (x) if the Common Stock is then represented by certificates, the Corporation shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, and otherwise the Corporation shall record such shares on the Common Stock Register, and (y) if the Convertible Preferred Stock is then represented by certificates and the Corporation so elects, the Corporation shall deliver a new certificate representing the unconverted portion, if any, of the shares of Convertible Preferred Stock represented by the certificate or certificates surrendered for conversion, and otherwise the Corporation shall record such shares on the Preferred Stock Register. The Person in whose name the Common Stock certificate is registered, or the Person in whose name the shares of Common Stock are recorded on the Common Stock Register, shall be treated as the stockholder of record on and after the Conversion Date. If a holder of Convertible Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total Liquidation Preferences of all shares of Convertible Preferred Stock converted by such holder at such time.
(c)     Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Convertible Preferred Stock. Instead the Corporation shall pay a cash adjustment to the holder of Convertible Preferred Stock being converted based upon the Market Price on the Conversion Date.
(d)     Reservation of Shares. The Corporation shall reserve (and shall keep available and free from preemptive rights) and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury a sufficient number of shares of Common Stock to permit the conversion of the Convertible Preferred Stock in full. All shares of Common Stock that may be issued upon conversion of Convertible Preferred Stock shall be fully paid and non-assessable.  All shares of Common Stock that are issued upon the conversion of Convertible Preferred Stock shall, upon issuance, be validly issued, not subject to any preemptive rights, and, be free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof (collectively, “Encumbrances”), other than taxes in respect of any transfer occurring contemporaneously with such issue and Encumbrances created by the holder.
(e)     Specific Adjustments. The Conversion Price shall be subject to adjustment as provided in this Section 5(e).
(i)     Subdivisions and Combinations. In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective.
(ii)    Dividends or Distributions Payable in Common Stock. In case the Corporation shall pay or make a dividend or other distribution on Common Stock payable in shares of Common Stock, the Corporation shall give prompt notice to the holders of the Convertible Preferred Stock of such dividend or distribution, and the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares outstanding at the close of business on the date fixed for such determination and the total number of shares constituting such dividend or other distribution, such reduction to become effective retroactively to a date immediately following the close of business on the record date for the determination of the holders entitled to such dividends and distributions. For the purposes of this Section 5(e)(ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.
(iii) Issuances of Common Stock Below Conversion Price. If, prior to the Eighteen-Month Anniversary Date, the Corporation shall issue or sell Common Stock or Common Stock Equivalents at a price per share less than the Conversion Price in effect on the Issuance Date, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of such price per share shall be reduced by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription, purchase or acquisition would purchase at the Conversion Price (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Corporation upon the issuance of such Common Stock Equivalents and receivable by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Conversion Price) and (y) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription, purchase or acquisition (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised).
Any such change in the Conversion Price shall become effective immediately on the issuance or sale of such Common Stock or Common Stock Equivalents. However, upon the expiration of any Common Stock Equivalent to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(e)(iii), if any such Common Stock Equivalent shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be adjusted to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such Common Stock Equivalents) had the adjustment of the Conversion Price made upon the issuance of such Common Stock Equivalents been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such Common Stock Equivalents. No further adjustment shall be made upon exercise of any Common Stock Equivalent if any adjustment shall be made upon the issuance of such security. For the purposes of this Section 5(e)(iii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not issue any Common Stock Equivalents in respect of shares of Common Stock held in the treasury of the Corporation. In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the Fair Market Value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. This Section 5(e)(iii) shall not apply to issuances of Common Stock or Common Stock Equivalents (i) to employees, directors and consultants of the Corporation, solely in their capacity as such, pursuant to any bona fide stock or option plan authorized by the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, provided that in any event, the aggregate amount of shares of (x) Common Stock (which, for the avoidance of doubt, shall not include Common Stock issued as contemplated in the following clause (y)) and (y) Common Stock issuable upon conversion, vesting, exercise and/or settlement (or any similar event) of Common Stock

Equivalents, in each case issued pursuant to all such plans, shall not exceed 2.0% of the shares of fully diluted Common Stock outstanding at the time of any such issuance or (ii) pursuant to any bona fide dividend reinvestment plan or share purchase plan or similar plans of the Corporation.
(f)     Par Value. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.
(g)     Notices.
(i)    If: (A) the Corporation takes any action which requires an adjustment in the Conversion Price pursuant to this Section 5; or (B) the Corporation undergoes a Fundamental Change, the Corporation shall notify holders of the Convertible Preferred Stock of the proposed record or effective date, as the case may be, at least ten days before such date; provided, however, that the failure to provide such notice or any defect in it shall not affect the validity of any transaction referred to in clause (A) or (B) of this Section 5(g).
(ii)    Whenever the Conversion Price shall be adjusted, the Corporation shall file with the Transfer Agent for the Convertible Preferred Stock, if other than the Corporation, a certificate from the Corporation, duly signed by an authorized officer of the Corporation, briefly stating the facts requiring the adjustment and the manner of computing it, and provide notice to the holders of Convertible Preferred Stock as provided herein.
(iii) Notwithstanding the other provisions of this Section 5(g), no adjustment shall be made to the Conversion Price unless such adjustment would require a change of at least 1% in the Conversion Price then in effect. The Corporation shall carry forward any adjustments that are less than 1% of the Conversion Price and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, upon an Optional Conversion, a Mandatory Conversion or a Conversion at the Corporation’s Option.
(h)     Deferral; Failure to Issue or Rescission. In any case in which this Section 5 shall require that an adjustment as a result of any event that becomes effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Convertible Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Corporation (including a decision by the Corporation not to issue Common Stock or pay dividends, make distributions, or take other actions contemplated by Section 5(e)), the Conversion Price shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized with respect to all holders of Convertible Preferred Stock, provided that such rescission or decision is permitted by and effective under applicable laws.
(i) Third-Party Conversion Right. Notwithstanding any temporal limitations on the rights of a holder of Convertible Preferred Stock to exercise its Conversion Right set out in Section 5(a)

above, if any holder of Convertible Preferred Stock pledges or otherwise grants a security interest in any of its shares of the Convertible Preferred Stock in connection with such holder’s financing activities (such shares, the “Pledged Convertible Preferred Shares”) to any creditor, lender or other Person performing similar functions in the ordinary course of such creditor’s, lender’s or other Person’s business to which such pledge or other grant of a security interest is made (any of the foregoing, a “Creditor”) and such Creditor has foreclosed on or acquired the beneficial ownership of the Pledged Convertible Preferred Shares by other similar remedy, then such Pledged Convertible Preferred Shares shall become immediately and at all times thereafter convertible into Common Stock, at the election of such Creditor, at the then-applicable Conversion Price.
6.    Mandatory Conversion.
(a)     Mandatory Conversion on the Eighteen-Month Anniversary Date. Subject to the limitations set forth in Section 9, each share of Convertible Preferred Stock, unless previously converted pursuant to Section 5, this Section 6 or a Conversion at the Corporation’s Option, shall automatically convert (an “Eighteen-Month Conversion”) into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price as of the Business Day immediately prior to the Eighteen-Month Anniversary Date.
(b) Mandatory Conversion on the Two-Year Anniversary Date. Each share of Convertible Preferred Stock, unless previously converted pursuant to Section 5, this Section 6 or a Conversion at the Corporation’s Option, shall automatically convert (a “Two-Year Conversion”) into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price as of the Business Day immediately prior to the Two-Year Anniversary Date.
(c) Mandatory Conversion upon Bankruptcy or Liquidation. Each share of Convertible Preferred Stock, unless previously converted pursuant to Section 5, this Section 6 or a Conversion at the Corporation’s Option, shall automatically convert (a “Bankruptcy or Liquidation Conversion” and, together with an Eighteen-Month Conversion and a Two-Year Conversion, a “Mandatory Conversion”) into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price as of the Business Day immediately prior to the date of any of the following (each a “Bankruptcy or Liquidation Triggering Event”): (i) the commencement of a voluntary or involuntary case (unless such involuntary case is dismissed prior to the Business Day that is 60 days after its commencement) with respect to the Corporation or any subsidiary holding all or substantially all of the Corporation’s assets (on a consolidated basis) pursuant to or within the meaning of Title 11 of the United States Code, (ii) the appointment of a custodian for all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, (iii) a general assignment by the Corporation for the benefit of its creditors and (iv) any other liquidation, dissolution or winding-up of the entirety of the affairs of the Corporation. In no event will the commencement of a voluntary or involuntary case with respect to FirstEnergy Solutions Corp., and/or any of its subsidiaries, and/or FirstEnergy Nuclear Operating Company pursuant to or within the meaning of Title 11 of the United States Code constitute a Bankruptcy or Liquidation Triggering Event. Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, shall constitute a Bankruptcy or Liquidation Triggering Event.
Any Bankruptcy or Liquidation Conversion shall be deemed to have occurred as of the Business Day after the date of any Bankruptcy or Liquidation Triggering Event, irrespective of the date of the issuance of Common Stock in connection with such Bankruptcy or Liquidation Conversion other than in the case of the commencement of an involuntary case as described in the preceding paragraph, in which case, it will be 60 days after the date of the Bankruptcy or Liquidation Triggering Event.
(d)    Issuance of Shares Following Mandatory Conversion. The shares of Common Stock issuable upon a Mandatory Conversion shall be issued on the third Business Day following the Eighteen-Month Anniversary Date, the Two-Year Anniversary Date or the Bankruptcy or Liquidation Triggering Event, as applicable, to the holder of the respective shares of Convertible Preferred Stock on the Eighteen-Month Anniversary Date, the Two-Year Anniversary Date or the Bankruptcy or Liquidation Triggering Event, as applicable, and the Corporation shall issue certificates representing the shares of Common Stock issuable upon such Mandatory Conversion, if the Common Stock is then represented by certificates, or, if the Common Stock is not then represented by certificates, the Corporation shall record the issuance of such Common Stock on the Common Stock Register, in the name of the respective holders of the Convertible Preferred Stock on the date of such Mandatory Conversion.
7.     Conversion at the Corporation’s Option.
(a) Corporation’s Option to Cause Conversion. If at any time following the Issuance Date there shall be outstanding fewer than 323,200 shares of Convertible Preferred Stock, the Corporation shall have the right, but not the obligation, as of a subsequent date selected by the Corporation, to cause the conversion of all, but not less than all, of such outstanding shares of Convertible Preferred Stock at the Conversion Price (“Conversion at the Corporation’s Option”). In the event of any Conversion pursuant to this Section 7(a), the Corporation shall provide written notice to the holders of the Convertible Preferred Stock of the Conversion at least ten days prior to such Conversion at the Corporation’s Option.
(b)    Issuance of Shares following Exercise of Corporation’s Option to Cause Conversion. The shares of Common Stock issuable upon a Conversion at the Corporation’s Option shall be issued on the third Business Day following the date of such Conversion at the Corporation’s Option to the holder of the respective shares of Convertible Preferred Stock on the date of such Conversion at the Corporation’s Option, and the Corporation shall issue certificates representing the shares of Common Stock issuable upon such Conversion at the Corporation’s Option, if the Common Stock is then represented by certificates, or, if the Common Stock is not then represented by certificates, the Corporation shall record the issuance of such Common Stock on the Common Stock Register, in the name of the respective holders of the Convertible Preferred Stock on the date of such Conversion at the Corporation’s Option.

8.     Fundamental Change. The Corporation shall provide written notice to holders of the Convertible Preferred Stock no less than five Business Days prior to the Corporation undertaking a Fundamental Change, which notice shall provide each such holder the right, upon return instruction to the Corporation (which instruction shall be delivered no later than the third Business Day after a holder is initially notified of a Fundamental Change by the Corporation), to elect to:
(i) exercise its optional Conversion Rights pursuant to Section 5 hereof prior to the effective time of such Fundamental Change and participate therein on an as-converted basis; or
(ii) provided that the Fundamental Change occurs prior to the Eighteen-Month Anniversary Date, either (A) require the Corporation or any other successor entity to such Fundamental Change to assume and acknowledge the rights and preferences of the Convertible Preferred Stock, in the case of the Corporation, as embodied in this Preferred Stock Designation, and in the case of another successor entity, as embodied in a security with such terms, conditions, rights and privileges as determined by the board of directors (or similar governing body) of such successor entity, acting in good faith, to be as near as possible equivalent to those of the Convertible Preferred Stock and as shall be delivered to each of such holders so electing, or (B) cause the Corporation or its successor to set aside, in a segregated account to be held in trust for the benefit of the holders of the Convertible Preferred Stock so electing, an amount (in cash, securities, or other value, and in each case in the same form as provided to holders of Common Stock in connection with such Fundamental Change) of the consideration that such holders would have received had they elected to exercise their conversion right under Section 8(i) above. The holders of Convertible Preferred Stock so electing pursuant to clause (B) above shall be entitled to receive their pro-rata portion of such consideration at any time following the Fundamental Change, provided that, on the Two-Year Anniversary Date, the Corporation (or its successor) shall distribute all consideration then remaining pro rata to the holders entitled thereto.
9.     Limitations on Common Stock Issuable Upon Conversion.
(a) Conversion Limitation. Notwithstanding anything herein to the contrary, no conversion of a share of Convertible Preferred Stock pursuant to Section 5, Section 6(a) or Section 7 hereof shall be permitted if such conversion would result in a converting holder, together with its affiliates whose holdings would be aggregated with such holder for purposes of Section 13(d) under the Securities Exchange Act of 1934, beneficially owning (as defined under Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision) more than 4.90% of the issued and outstanding Common Stock. Any attempted conversion in violation of this Section 9 shall be void ab initio and of no force and effect.
(b) Common Stock Conversion Limitation. In no event shall the Corporation issue more than 58,964,222 shares of Common Stock in the aggregate (the “Share Cap”) upon conversion of Convertible Preferred Stock. The Share Cap shall be subject to equitable adjustment in a manner not adverse to the holders of Convertible Preferred Stock if and whenever there shall occur a stock split, combination, reclassification or other similar event involving the Common Stock. From and after the time at which the aggregate number of shares of Common Stock issued upon conversion of the Convertible Preferred Stock equals the Share Cap, each holder electing to convert or subject to Mandatory Conversion of Convertible Preferred Stock shall be entitled to receive from the Corporation a cash payment (a “Make-Whole Payment”) equal to the product of (x) the Current Market Price of the Common Stock on the applicable Conversion Date times (y) the number of shares of Common Stock that such holder would have been entitled to receive had such Convertible Preferred Stock been converted. To the extent that multiple holders of Convertible Preferred Stock elect or are subject to conversion on the same Conversion Date in respect of which a Make-Whole Payment may be required hereunder, any allocation between Make-Whole Payments and Common Stock issuable upon conversion shall be made ratably among such holders. The Corporation shall (A) pay any Make-Whole Payment owing to a holder of Convertible Preferred Stock on the same day it delivers or would otherwise be required to deliver Common Stock to such holder in connection with the related conversion and (B) in the event that the Corporation has issued a number of shares of Common Stock upon conversion of the Convertible Preferred Stock equal to the Share Cap (the date such Share Cap is reached, the “Share Cap Date”), promptly thereafter give all holders of Convertible Preferred Stock of record as of the Share Cap Date written notice that the Corporation has issued, upon conversion of Convertible Preferred Stock, an amount of Common Stock that is equal to the Share Cap.
10.    Voting Rights.
(a)     General. The holders of Convertible Preferred Stock shall have no voting rights, except as set forth below or as otherwise required by applicable law.
(b)     Class Voting. So long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, by amendment or merger or otherwise, do any of the following without (in addition to any other vote required by law or the Amended Articles of Incorporation) the affirmative vote or consent of the Requisite Holders voting as a separate class, given in person or by proxy, either in writing by consent or by resolution adopted at an annual or special meeting and any act or transaction entered into without such vote or consent shall be void ab initio and of no force and effect:
(i)     authorize or create any class or series of Senior Securities or Parity Securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Parity Securities or Senior Securities;
(ii) reclassify, alter or amend any authorized Parity Securities, Senior Securities or Junior Securities, if such reclassification, alteration or amendment would render such other security on a parity with or senior to (or, in the case of Parity Securities or Senior Securities, pari passu with or senior in additional respects to) the Convertible Preferred Stock;
(iii) (A) issue any shares of Convertible Preferred Stock other than the Convertible Preferred Stock issued on the Issuance Date (including any such additional shares of Convertible Preferred Stock that the Corporation is obligated to reallocate in connection with the transactions occurring on the Issuance Date) or (B) amend or alter the Amended Articles of Incorporation or this Amendment to increase the authorized amount of Convertible Preferred Stock; or
(iv) issue any securities convertible into or exchangeable for Common Stock other than (A) to employees, directors and consultants of the Corporation, solely in their capacity as such, pursuant to any bona fide stock or option plan authorized by the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose or (B) pursuant to any bona fide dividend reinvestment plan or share purchase plan or similar plans of the Corporation.
11. Amendment. So long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, by amendment or merger, or otherwise, amend the terms of the Convertible Preferred Stock in any manner that would adversely alter or change the powers, preferences or special rights of the Convertible Preferred Stock without (in addition to any other vote required by law or the Amended Articles of Incorporation) the affirmative vote or consent of the Requisite Holders, given in person or by proxy, either in writing by consent or by resolution adopted at an annual or special meeting of stockholders; provided that any amendment that adversely alters or changes the rights of a holder of Convertible Preferred Stock (i) to participate in dividends and other distributions, (ii) to convert its Convertible Preferred Stock pursuant to the terms hereof, (iii) to Transfer its Convertible Preferred Stock or the Common Stock receivable therefor, or (iv) under this proviso, shall require the affirmative vote or consent of holders holding in aggregate at least 90% of the then outstanding Convertible Preferred Stock. Any amendment to the terms of the Convertible Preferred Stock, including, but not limited to, any amendment to this Amendment or the Amended Articles of Incorporation, entered into without such vote or consent shall be void ab initio and of no force and effect. Notwithstanding the foregoing, this Section 11 shall not require the affirmative consent of the Requisite Holders in connection with the issuance of securities pursuant to clause (ii)(A) of Section 8.
12.     Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Convertible Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Amendment (as such Amendment may be amended from time to time) and in the Amended Articles of Incorporation (as amended). The shares of Convertible Preferred Stock shall have no preemptive or subscription rights.
13.    Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
14.    Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Amendment (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Amendment (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect and no voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.
15.     Re-issuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Ohio) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation, provided that any issuance of such shares as Convertible Preferred Stock must be in compliance with the terms hereof (including but not limited to Section 10(b)(iii) hereof).
16.     Mutilated or Missing Convertible Preferred Stock Certificates. If physical certificates are issued for the Convertible Preferred Stock and if any of such Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, at the holder’s expense, in exchange and in substitution for and upon cancellation of the mutilated Convertible Preferred Stock certificate, or in lieu of and substitution for the Convertible Preferred Stock certificate lost, stolen or destroyed, a new Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity and/or a bond, if requested, satisfactory to the Corporation and the Transfer Agent (if other than the Corporation).
17.    Transfer Agent, Conversion Agent, Registrar and Paying Agent. The Transfer Agent, conversion agent, registrar and paying agent for the Convertible Preferred Stock shall initially be American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed transfer agent for the Convertible Preferred Stock. The Corporation may appoint a successor to any one or more of such roles (and may remove any such successor in accordance with any agreement with such successor and appoint a new successor). Upon any such removal or appointment, the Corporation shall provide notice to the holders of the Convertible Preferred Stock thereof. To the fullest extent permitted by applicable law, the Corporation and its duly appointed Transfer Agent may deem and treat the holder of any shares of Convertible Preferred Stock as the true and lawful owner thereof for all purposes.
18.     Taxes. Except as otherwise agreed by the Corporation, all payments and distributions (or deemed distributions) on the shares of Convertible Preferred Stock (and any shares of Common Stock issued upon conversion thereof) shall be subject to withholding and backup withholding of tax to the extent required by law, and such amounts withheld, if any, shall be treated as received by the holders of Convertible Preferred Stock. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, and the Corporation shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
19.     Notices. Except as otherwise set forth herein, all notices to be provided by the Corporation to holders of Convertible Preferred Stock hereunder shall be delivered by a notice sent to holders of Convertible Preferred Stock by first class mail, postage prepaid, or by electronic mail or facsimile, or by such other manner as may be permitted in this Amendment, or the Amended Articles of Incorporation or the Corporation’s Amended Code of Regulations. Except as otherwise set forth herein, all notices to be provided by the holders of Convertible Preferred Stock to the Corporation hereunder shall be delivered by a notice sent to the Secretary of the Corporation by first class mail, postage prepaid, or by electronic mail or facsimile, or by such other manner as may be permitted in this Amendment, or the Amended Articles of Incorporation or the Corporation’s Amended Code of Regulations.
20.    Adjustment to Liquidation Preference. The Liquidation Preference shall be subject to equitable adjustment in a manner not adverse to the holders of Convertible Preferred Stock if and whenever there shall occur a stock split, combination, reclassification or other similar event involving the Convertible Preferred Stock (including any reclassification of or other similar event involving the Common Stock, to the extent such event does not result in an adjustment to the Conversion Price in accordance with Section 5). Such adjustments shall be determined in good faith by the Board of Directors (or an authorized committee thereof) of the Corporation and submitted by the Board of Directors (or such authorized committee thereof) to the Transfer Agent.
21. Rounding and Definitive Calculations. All calculations (including interim calculations) hereunder shall be made to the nearest 1/1,000th of a cent or to the nearest 1/1,000th of a share, as the case may be. The Corporation shall make all calculations hereunder in good faith and, absent manifest error, its calculations shall be final and binding on holders of Convertible Preferred Stock.
22. No Impairment. The Corporation shall not, by amendment of this Amendment, the Amended Articles of Incorporation or any other organizational document of the Corporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Amendment by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Amendment and in the taking of all such action as may be necessary or appropriate in order to protect the rights, preferences and privileges of the holders of Convertible Preferred Stock against impairment.
23.    Certain Definitions. As used in this Amendment, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Common Stock” means the common stock, par value $0.10 per share, of the Corporation.
“Common Stock Equivalent” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock (other than the Convertible Preferred Stock and such instruments issued pursuant to a dividend reinvestment plan or share purchase plan or similar plans), including, without limitation, any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.
“Common Stock Register” means a register maintained by the Corporation, the Transfer Agent or other agent of the Corporation for the purpose of recording the holders of record of shares of Common Stock.
“Conversion Price” means $27.42, subject to adjustment from time to time pursuant to the terms hereof.
“Current Market Price” means, on any day, the average of the Daily VWAP for the 20 consecutive Trading Days ending on the Trading Day immediately prior to the day in question.
“Daily VWAP” means the consolidated volume-weighted average price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Common Stock (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the Market Price of one share of such Common Stock on such Trading Day). The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“Eighteen-Month Anniversary Date” means the date that is eighteen months after the Issuance Date.
“Fair Market Value” means fair market value as determined by a nationally recognized investment banking firm, financial advisor or other appraiser selected in good faith by the Board of Directors; provided that the Fair Market Value of any cash dividend or distribution shall be the amount of such cash dividend or distribution.
“Fundamental Change” means a transaction in which the Corporation consolidates with, or merges with or into, or enters into any other business combination with, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its and its subsidiaries’ assets to any Person, or any Person consolidates or combines with, or merges with or into, the Corporation, in which such consolidation, combination, or merger the outstanding voting capital stock of the Corporation is converted into or exchanged for cash, securities or other property.

“Issuance Date” means January 22, 2018.
“Liquidation Preference” means $1,000.00 per share of Convertible Preferred Stock.
“Market Price” means, with respect to the Common Stock or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock or of such security, as applicable, on the New York Stock Exchange on such day. If the Common Stock or such security, as applicable, is not listed on the New York Stock Exchange as of any date of determination, the Market Price of the Common Stock or such security, as applicable, on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on such date on the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or if the Common Stock or such security, as applicable, is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Common Stock or such security, as applicable, in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if that bid price is not available, the Market Price of the Common Stock or such security, as applicable, on that date shall mean the Fair Market Value per share as of such date of the Common Stock or such security.
“Parity Securities” means equity securities of the Corporation ranking on a parity with Convertible Preferred Stock with respect to dividends and distributions or on the liquidation, dissolution or winding-up of the affairs of the Corporation, excluding the Common Stock.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.
“Preferred Stock Register” means a register maintained by the Corporation, the Transfer Agent or other agent of the Corporation for the purpose of recording the holders of record of shares of Convertible Preferred Stock.
“Requisite Holders” means, at any time, the holders of shares of Convertible Preferred Stock representing at least a majority of the outstanding shares of Convertible Preferred Stock at such time; provided, however, that with respect to Section 11 it means the holders of shares of Convertible Preferred Stock representing at least 66 2/3% of the outstanding shares of Convertible Preferred Stock.
“Six-Month Anniversary Date” means the date that is six months from the Issuance Date.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.

“Senior Securities” means equity securities of the Corporation ranking senior to the Convertible Preferred Stock with respect to dividends or distributions and the liquidation, dissolution or winding-up of the affairs of the Corporation.
“Trading Day” means any day on which trading in listed securities occurs on the principal U.S. national securities exchange on which the Common Stock is then listed or, if the Common Stock is not so listed, any day on which trading in listed securities occurs on the New York Stock Exchange.
“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, gift, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, give, or otherwise dispose of. Notwithstanding the foregoing, each of the following shall be deemed not to be a “Transfer”: (i) any transfer, sale, pledge, hypothecation, gift or other disposition to an affiliate, (ii) any pledge of or other grant of a security interest in Pledged Convertible Preferred Shares to a Creditor or (iii) the foreclosure by a Creditor on or the acquisition of the beneficial ownership by other similar remedy of such Pledged Convertible Preferred Shares.
“Transfer Agent” shall be American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed transfer agent for the Convertible Preferred Stock, unless and until a successor is selected by the Corporation as provided herein.
“Two-Year Anniversary Date” means the date that is two years from the Issuance Date.

Exhibit B
Form of Company Counsel Opinion
To be provided under separate cover.